Exhibit 99.2
[***] indicates text that has been redacted.
SECOND AMENDED AND RESTATED
LICENSE AND DEVELOPMENT AGREEMENT
This agreement made as of the 30th day of September, 2007.
AMONG:
NUCRYST PHARMACEUTICALS CORP., (formerly Westaim Biomedical Corp.) a corporation incorporated under the laws of Alberta, and NUCRYST PHARMACEUTICAL INC., (formerly Westaim Biomedical Inc.) a corporation incorporated under the laws of the State of Delaware in the United States of America
(hereinafter collectively referred to as “Nucryst”)
- and -
SMITH & NEPHEW, INC., a corporation incorporated under the laws of the State of Delaware in the United States of America, and T.J. SMITH & NEPHEW LIMITED, a corporation formed and organized under the laws of England and Wales
(hereinafter collectively referred to as “S&N”)
WHEREAS Nucryst and S&N formed an arrangement concerning the development, promotion and sale in a specified field of use of certain products incorporating Nucryst’s nanocrystalline silver antimicrobial coating technology, all upon the terms and subject to the conditions set forth in, among other agreements, that certain license and development agreement among Nucryst and S&N made as of the 8th day of May, 2001, as amended and restated as of February 20, 2002 (the “Original Agreement”);
AND WHEREAS Nucryst and S&N have agreed to further amend and restate the Original Agreement in the manner set forth in this Agreement and that this Agreement from and after the Effective Date shall replace and supersede the Original Agreement in all respects;
NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby agreed to by the parties, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1 Definitions
In this Agreement, unless otherwise provided, the following terms shall have the following meanings:
1.1.1	“Acticoat 7 Product” means the Acticoat 7 product (referred to in FDA 510 K number K001519) which has the features set out in the Specifications applicable thereto and which was marketed and sold by Nucryst under the tradename “Acticoat 7” immediately prior to the Original Effective Date, together with all Improvements thereto which S&N and Nucryst agree in writing to implement;

1.1.2	“Acticoat Absorbent Product” means the Acticoat absorbent dressing product (referred to in FDA 510 K number K002896) which has the features set out in the Specifications applicable thereto and which was marketed and sold by Nucryst under the tradename “Acticoat Absorbent Dressing” immediately prior to the Original Effective Date, together with all Improvements thereto which S&N and Nucryst agree in writing to implement;

1.1.3	“Acticoat Moisture Control Dressing Product” means the Acticoat moisture control dressing product (referred to in FDA 510 K number K010447) which has the features set out in the Specifications applicable thereto and which was marketed and sold by Nucryst under the tradename “Acticoat Moisture Control Dressing” immediately prior to the Original Effective Date, together with all Improvements thereto which S&N and Nucryst agree in writing to implement;

1.1.4	“Acticoat Polyurethane Films” means the Acticoat product which has the features set out in the Specifications applicable thereto, together with all Improvements thereto which Nucryst and S&N agree in writing to implement;

1.1.5	“Acticoat Post-OP Product” means the Acticoat post operative dressing product which has the features set out in the Specifications applicable thereto, together with all Improvements thereto which Nucryst and S&N agree in writing to implement;

1.1.6	“A cticoat Product” means the Acticoat product (referred to in FDA 510 K number K955453) which has the features set out in the Specifications applicable thereto and which was marketed and sold by Nucryst under the tradename “Acticoat” or “Acticoat Burn Dressing” immediately prior to the Original Effective Date, together with all Improvements thereto which S&N and Nucryst agree in writing to implement;

1.1.7	“Acticoat Site Dressing Product” means the Acticoat product which has the features set out in the Specifications thereto, together with all Improvements thereto which Nucryst and S&N agree in writing to implement;

1.1.8	“Acticoat Trade-marks” means the trade-marks listed on Schedule “A”;

1.1.9	“Affiliates” means any Person that directly or indirectly controls, is controlled by, or is under common control with another Person. A Person shall be deemed to “control” another Person if the Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such Person. If the laws of the jurisdiction in which such Person operates prohibit ownership of more than fift y percent (50%), control shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction;

1.1.10	“Agreement” means this second amended and restated license and development agreement, together with all Schedules hereto and any amendments to or restatements of this second amended and restated license and development agreement;

1.1.11	“CE Class III Approval” means the initial approval from TUV or such other qualified notified body as a Class III medical device, including claims relating to (i) a sustained release of silver, and (ii) prevention and reduction of infection in wounds, of either the Acticoat Product or the Acticoat 7 Product, which product shall be agreed to by the parties within forty-five (45) days from the Original Effective Date, failing such agreement then as specified by S&N in its sole discretion within fifty (50) days of the Original Effective Date; provided, however that if the parties fail to agree and S&N fails to specify such product within such fifty (50) day period, then Nucryst shall be entitled to choose either the Acticoat Product or the Acticoat 7 Product, in its sole discretion.

1.1.12	“Confidential Information” has the meaning attributed to that term in Section 7.1;

1.1.13	“Consumer First Aid Products” means products which are designed and indicated solely for the prevention, protection and/or treatment of minor dermal burns, wounds or conditions and which are intended for self medication or use without advice from a health care professional. For the avoidance of doubt, this does not exclude such products from being used, applied or recommended by or marketed to such health care professionals;

1.1.14	“Cost of Goods” means, with respect to the manufacture and supply of a particular Product, the Unit Price thereof paid by S & N to Nucryst under the Supply Agreement;

1.1.15	“Distribution Royalty” means a distribution royalty equal to [***] of Net Sales of such Product;

1.1.16	“Effective Date” shall mean the 1st day of January, 2007;

1.1.17	“Excluded Uses” means all:
1.1.17.1	orthopedic uses, such as permanent, temporary or transcutaneous implants;

1.1.17.2	veterinary uses;

1.1.17.3	dermatological uses, such as for acne, eczema, impetigo, folliculitis, psoriasis, skin cancer, warts, shingles, minor sunburn, oral herpes, genital herpes, athlete’s foot, jock itch, diaper rash, scalp care (dandruff), infections of nail beds, contact dermatitis, pyoderma, rosacea and dry/chapped skin but not including Toxic Epidermal Necrolysis Syndrome (TENS), Epidermolysis Bullosa (EB), Stevens-Johnston Syndrome which are specifically included in the Field;

1.1.17.4	non-dermal ophthalmology uses, such as eye drops, ointments, creams, and specially designed dressings;

1.1.17.5	pediatric uses, such as diaper rash, otitis media, external otitis, impetigo and thrush;

1.1.17.6	oral and dental uses, such as mucositis, periodontal disease, gingivitis, bad breath, sore throats, tooth infections and thrush;

1.1.17.7	non-dermal ear, nose and throat uses, such as external otitis, otitis media, sore throat, nasal packing, sinusitis, gargles, rinses and spray;

1.1.17.8	surgical supply uses, such as for gowns, non-adhesive drapes, masks, casting materials, fluid collecting devices, sterilization solutions;

1.1.17.9	personal hygiene uses, such as lubricating gels, tampons/pads and for vaginal infections;

1.1.17.10	ostomy and incontinence uses, such as peristomal skin protection, pouch “sterilization”, odor control, diapers and pads, and catheters and bags/bottles;

1.1.17.11	coated medical device uses, such as implants (permanent, temporary and transcutaneous), catheters and dressings designed specifically for use around non-vascular catheters, trocars/vent tubes and other transcutaneous devices, surgical meshes, sutures, staples, heart valves, shunts and stents; and

1.1.17.12	respiratory uses such as pneumonia, bronchitis and sinusitis;
1.1.18	“Existing Products” means, collectively, the Acticoat Product, the Acticoat 7 Product, the Acticoat Absorbent Product, the Acticoat Moisture Control Dressing Product, the Acticoat Polyurethane Films, the Acticoat Site Dressing Product and the Acticoat Post-OP Product;

1.1.19	“FDA ” means the United States Food and Drug Administration, or any successor organization;

1.1.20	“Field” means the use of Nucryst’s nanocrystalline silver antimicrobial coating technology and/or Nucryst’s nanocrystalline silver antimicrobial powder technology in wound care and burn products solely for use in the prevention, protection and/or treatment of non-minor dermal wounds or burns on humans including, for greater certainty, Toxic Epidermal Necrolysis Syndrome (TENS), Epidermolysis Bullosa (EB), Stevens-Johnston Syndrome and dressings designed specifically for use around vascular catheters, but excluding for greater certainty (and without limiting the generality of the foregoing) Consumer First Aid Products and any Excluded Uses;

1.1.21	“Force Majeure” has the meaning as set out in Section 13.1;

1.1.22	“GAAP” means, as applicable, Canadian, United States or United Kingdom, generally accepted accounting principles consistently applied;

1.1.23	“Gross Profit Margin” means, with respect to a particular Product during a particular calendar quarter, the aggregate dollar amount of the Net Sales for such Product during such calendar quarter minus the Cost of Goods applicable to such Product Sold during such calendar quarter, expressed as a percentage of the aggregate dollar amount of the Net Sales for such Product during such calendar quarter;

1.1.24	“Improvements” has the meaning attributed to that term in Section 8.1;

1.1.25	“Intellectual Property Rights” means any and all patents, trade marks and service marks, registered designs, design rights and copyright, moral rights, rights in data and databases and other protectable lists of information, rights in confidential information, trade secrets, inventions, know-how, trade and business names, domain names, get-ups, logos and trade dress (including all extensions, revivals, renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world;

1.1.26	“Japanese Distribution Agreement” means that certain agreement entered into between Nucryst Pharmaceuticals Corp. (formerly Westaim Biomedical Corp.) and Century Medical Inc., dated October 20, 2000;

1.1.27	“Joint Improvements” has the meaning attributed to that term in Section 8.1;

1.1.28	“Knowledge” has the meaning attributed to that term in Section 12.11;

1.1.29	“Korean Distribution Agreement” means that certain agreement entered into between Nucryst Pharmaceuticals Corp. (formerly Westaim Biomedical Corp.) and Biomedics Korea Co. Ltd. dated September 15, 2000;

1.1.30	“Licensed Acticoat Marks” means the World Wide Acticoat Trade-mark Registrations and the World Wide Acticoat Trade-mark Rights;

1.1.31	“Market Approval” shall mean, with respect to a particular Product in the Field in a particular country in the Territory, the approval from the applicable Regulatory Authority required for the Sale of such Product in the Field in such country;

1.1.32	“Marketing Plan” has the meaning attributed to that term in Section 5.1;

1.1.33	“Nanocrystalline Marks” means the trade-marks that Nucryst develops to identify a Product that contains its nanocrystalline silver antimicrobial coating technology;

1.1.34	“Net Sales” means, with respect to a particular Product in the Territory, the sum of the gross amounts invoiced for all Sales by S&N and its Affiliates (including Sales to their respective licensees and distributors) of such Product to end-users, less the following deductions from such amounts invoiced which are actually and properly incurred in accordance with GAAP:
1.1.34.1	credits or allowances actually granted for damaged Product, returns or rejections of Product;

1.1.34.2	normal and customary trade, cash and quantity discounts, allowances and credits actually allowed;

1.1.34.3	sales, value added or similar taxes measured by the billing amount, when included in billing;

1.1.34.4	freight, postage, shipping, and insurance charges related to delivery of Product measured by the billing amount, when included in billing; and

1.1.34.5	import and export duties actually paid.
Any refund or reimbursement of any of the foregoing amounts previously deducted from Net Sales shall be appropriately credited upon receipt thereof (as Net Sales earned in the calendar quarter in which such refund or reimbursement was received).

If a Product is Sold in combination with another product or products (e.g., in the same kit or package) and each such product has a separate and distinguishable list price, then “Net Sales” under such circumstances shall be calculated by multiplying the “Net Sales” for the combined product by the fraction A/(A+B), in which A is the existing list price for the Product when Sold separately, and B is the existing list price for any other product or products in combination when Sold separately. For greater certainty, the incorporation of a Product into another product shall not be considered “another product” for purposes of this final paragraph of this Section 1.1.34 and “Net Sales” under such circumstances shall be based on the gross amount invoiced for the combined product;
1.1.35	“New Product” means any product which pursuant to the process set out in Section 3.1 is adopted as a “New Product” and which is produced by, uses and/or incorporates any of the Nucryst Technology or the making, using and/or selling thereof is otherwise covered by any of the valid claims within the Nucryst Patent Rights;

1.1.36	“Nucryst Improvements” has the meaning attributed to that term in Section 8.2 of this Agreement;

1.1.37	“Nucryst Know-How” means all information and data related to the Field used in the manufacturing and production of Products, and which are generally not known to the public and which are proprietary to Nucryst, including but not limited to formulae, protocols, methods, techniques, results of experimentation and testing and Nucryst Improvements which arise or occur after the Original Effective Date and which fall within the ambit of the foregoing;

1.1.38	“Nucryst Patent Rights” means all rights applicable in the Field owned by Nucryst in any of the following:
1.1.38.1	the patents listed on Schedule “B”;

1.1.38.2	any patent issuing on any patent application identified in Schedule “B” of this Agreement; and

1.1.38.3	any patent issuing from any continuing applications of those patents or patent applications, including any divisions, continuations, and continuation-in-part applications, as well as any patents issuing on any reissue and/or reexamination application, and including any patent term restoration of any such patents.
Nucryst Patent Rights also includes all rights applicable in the Field owned by Nucryst in any foreign patents and patent applications which correspond to those described in the preceding sentence and in any patents or patent applications that claim Nucryst Improvements and which fall within the Field;

1.1.39	“Nucryst Technology” means all Nucryst Patent Rights and Nucryst Know-How;

1.1.40	“Original Agreement” has the meaning attributed to that term in the first recital of this Agreement;

1.1.41	“Original Effective Date” means the 8th day of May, 2001;

1.1.42	“Percentage Manufacturing Profit” has the meaning attributed to that term in the Supply Agreement;

1.1.43	“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or a governmental authority or body, and pronouns which refer to a Person have a similar extended meaning;

1.1.44	“Product” means any Existing Product or New Product and “Products” means, collectively, the Existing Products and the New Products;

1.1.45	“Regulatory Authority” means, with respect to a particular Product Sold or to be Sold in a particular country in the Territory, those government agencies or authorities responsible for the approval and regulation of such Product and the Sale thereof in such country;

1.1.46	“Reimbursement Approval” shall mean, with respect to a particular Product in the Field in a particular country in the Territory, such governmental approval as may be required, if any, for price and/or reimbursement approval of such Product in the Field in such country;

1.1.47	“Right of First Offer Product” means a wound care and/or burn product for use in the Field (other than a New Product) developed by Nucryst using Nucryst’s nanocrystalline silver antimicrobial coating technology and/or Nucryst’s nanocrystalline silver antimicrobial powder technology, provided that all new silver based products and/or technology: (i) acquired (including by way of merger, amalgamation, consolidation or otherwise) and/or licensed by Nucryst from a third party, or (ii) developed by Nucryst (alone or jointly with a third party) using silver technology acquired (including by way of merger, amalgamation, consolidation or otherwise) and/or licensed from a third party, shall be specifically excluded;

1.1.48	“Sale” includes, with respect to a particular Product, the sale or other disposition thereof and Sell” or “Sold” have corresponding meanings;

1.1.49	“S&N Improvements” has the meaning attributed to that term in Section 8.3;

1.1.50	“Specifications” has the meaning attributed to that term in the Supply Aggrement;

1.1.51	“Supply Agreement” means that certain amended and restated supply agreement of even date herewith among Nucryst Pharmaceuticals Corp., S&N and Smith & Nephew Inc., together with all Schedules thereto and any amendments to or restatements of such supply agreement;

1.1.52	“Survival Period” has the meaning attributed to that term in Section 13.10;

1.1.53	“Term” means the term of this Agreement as specified in Section 11.1;

1.1.54	“Territory” means all countries of the world;

1.1.55	“Unit Price” has the meaning attributed to that term in the Supply Agreement;

1.1.56	“World Wide Acticoat Trade-mark Registrations” means the trade-mark registrations and applications for registration in any jurisdiction included within the Territory for the Acticoat Trade-marks together with any new applications and registrations;

1.1.57	“World Wide Acticoat Trade-mark Rights” means in the case of any Acticoat Trade-mark which has been used within any jurisdiction included within the Territory or for which an application has been filed or a registration has been obtained, all right, title and interest for that jurisdiction within the Territory in and to such Acticoat Trade-mark, including, without limitation, all common law rights thereto and the goodwill of S&N’s business as symbolized by the Acticoat Trade-marks;

1.1.58	“World Wide Nanocrystalline Trade-mark Registrations” means the trademark registrations and applications for registration in any jurisdiction included within the Territory for the Nanocrystalline Trade-marks together with any new applications and registrations;

1.1.59	“World Wide Nanocrystalline Trade-mark Rights” means in the case of any Nanocrystalline Trade-mark which has been used within any jurisdiction included within the Territory or for which an application has been filed or a registration has been obtained, all right, title and interest for that jurisdiction within the Territory in and to such Nanocrystalline Trade-mark, including, without limitation, all common law rights thereto and the goodwill of Nucryst’s business as symbolized by the Nanocrystalline Trade-marks; and

1.1.60	“[***] Claim” has the meaning attributed to that term in Section 4.7.
Section 1.2 Number and Gender
Words importing the singular number only in this Agreement shall include the plural number and vice versa and words importing one gender only in this Agreement shall include all genders and words importing Persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise.

Section 1.3 Headings
The headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement. References to Sections and Articles are to Sections and Articles of this Agreement.
Section 1.4 Schedules
The following Schedules attached to this Agreement shall form part of this Agreement:

Schedule	Content

A	Acticoat Trade-marks

B	List of patents and patent applications in Nucryst Patent Rights

C	Specific Product Sales criteria
Section 1.5 Effective Date
This Agreement commences and supersedes the Original Agreement as of the Effective Date.
Section 1.6 Calendar Quarter
Wherever calendar quarter is used in this Agreement in connection with a matter that pertains to S&N’s financial reporting, S&N shall be entitled to interpret the provision to refer to the period used in its quarterly reporting practice.
Section 1.7 Legislation
Any reference in this Agreement to legislation or a statute includes, unless otherwise indicated, rules and regulations passed or in force as at the date of the Original Agreement and any amendments to such rules or regulations from time to time, and any legislation or regulations substantially replacing the same.
ARTICLE 2
LICENSE GRANT
Section 2.1 Nucryst Grant of License
2.1.1	Subject to the terms and conditions of this Agreement, Nucryst hereby grants to S&N a license under the Nucryst Technology to use, market, promote, distribute and sell Products in the Field in the Territory, which license shall be exclusive of Nucryst and all other Persons subject to the rights specifically reserved to Nucryst and its Affiliates under this Agreement and the Supply Agreement and to the extent otherwise required by applicable law or regulation (as, for example, in the European Union under applicable competition law).

2.1.2	Nothing in this Agreement shall in any way limit the right of Nucryst and its Affiliates and licensees to use or exploit the Nucryst Technology except to the extent restricted by this Agreement.

2.1.3	Until such time as S&N ceases to have exclusivity pursuant to this Agreement (except for Acticoat Product and Acticoat 7 Product in Canada and the United States), Nucryst shall not (and it shall use reasonable commercial efforts to ensure that its Affiliates shall not) either directly or indirectly be entitled to use, market, promote, distribute or Sell any Products in the Field in the Territory unless otherwise expressly provided in this Agreement or the Supply Agreement.

2.1.4	For the avoidance of doubt, nothing in this Agreement shall prevent S&N from introducting non SSD/non-Silcryst silver coated dressings.
Section 2.2 Sublicenses
S&N may grant to any Affiliate of S&N a sublicense of the license granted to S&N under Section 2.1.1 without the prior consent of Nucryst, provided that there is and continues to be throughout the term of the sublicense an enforceable sublicense agreement between S&N and any such Affiliate wherein such Affiliate agrees to be bound by the provisions of this Agreement relating to the use and safeguarding of the licensed technology including the confidentiality provisions in Article 7. S&N shall be responsible for diligently enforcing the provisions of such sublicense agreement and for the acts and omissions of each such Affiliate and such acts and omissions shall be regarded for the purposes of this Agreement as the acts and omissions of S&N. No such S&N Affiliate shall grant any further license of such licensed technology to any other Person nor assign its rights to any other Person, except in either case, to another S&N Affiliate on the terms and conditions specified in this Section 2.2. Any distributors retained by S&N to distribute Products, to the extent they require a sublicense of any marketing or Sales rights granted to S&N under Section 2.1.1 of this Agreement, shall, for the purposes of this Section 2.2, be regarded as Affiliates of S&N and the provisions hereof shall apply accordingly. Further, S&N may not grant sublicenses of the license granted to S&N under Section 2.1.1 to any other Person without the prior written consent of Nucryst (such consent not to be unreasonably withheld), and provided that there is and continues to be throughout the term of the sublicense an enforceable sublicense agreement between S&N and such Person wherein such Person agrees to be bound by the provisions of this Agreement relating to the use and safeguarding of the licensed technology including the confidentiality provisions in Article No such Person shall grant any further license of such licensed technology to any other Person nor assign its rights to any other Person. S&N shall be responsible for diligently enforcing the provisions of such sublicense agreement and for the acts and omissions of its permitted sublicensees and such acts and omissions shall be regarded for the purposes of this Agreement as the acts and omissions of S&N.

Section 2.3 Term of Grant
The license granted under Section 2.1 shall remain in full force and effect until the date which is the twenty-fifth (25th) anniversary of the Original Effective Date, unless this Agreement is terminated earlier pursuant to Article 11.
Section 2.4 Ownership of Test and Clinical Data
All test and clinical data relating to or arising from the research, development, manufacture, distribution or use of the Products shall be Confidential Information and owned as follows:
2.4.1	if it relates to Nucryst Technology, it shall be owned by Nucryst and shall be disclosed by Nucryst to S&N upon collection by Nucryst and shall be treated as Nucryst Technology for purposes of this Agreement;

2.4.2	if it does not relate to Nucryst Technology, it shall be owned by S&N and shall be disclosed to Nucryst upon collection by S&N and S&N hereby grants to Nucryst a fully paid-up, royalty free and perpetual non-exclusive license to use such information for its own internal purposes outside the Field.
In neither case shall S&N or Nucryst be deemed to grant to the other of them on disclosure a warranty that the test data is complete or accurate.
Section 2.5 Bankruptcy or Insolvency
All rights and licenses granted to S&N under this Article 2 are, and shall be deemed to be, for purposes of applicable bankruptcy law (including Section 365(n) of the United States Bankruptcy Code), licenses of rights to “intellectual property” (including as such term is defined under Section 101(35A) of the United States Bankruptcy Code).
Section 2.6 Nucryst Rights
Notwithstanding any provision to the contrary in this Agreement or the Supply Agreement, Nucryst and its Affiliates shall have the right to carry out research and development in the Field, exercising Nucryst’s rights and fulfilling Nucryst’s obligations under this Agreement or the Supply Agreement, for purposes of developing Improvements, New Products and Right of First Offer Products. For the avoidance of doubt, nothing in this Agreement shall prevent Nucryst from introducing a Right of First Refusal Product which has been through the process set out in Section 3.2 of this Agreement and the result of which is that Section 3.2 states Nucryst is free to sell or licence such Right of First Refusal Product.
Section 2.7 S&N Rights
Without in any way derogating from S&N’s diligence and other obligations under this Agreement, nothing in or under this Agreement, including without limitation any action by Nucryst or S&N pursuant to the Marketing Plans (or any amendment thereto on review and consultation) shall in any way limit or restrict, or have the effect, whether alone or in conjunction with any separate agreement or other document, of limiting or restricting, the right of S&N at its sole discretion:
2.7.1	to determine prices, price components, discounts, allowances and credits and billing and pricing policy for Product Sold in the Field in the Territory;

2.7.2	to freely choose what orders from what users and resellers, or classes of users and resellers, within the Territory to accept, subject to performing its obligations under any applicable laws, rules, regulations or orders;

2.7.3	to determine the quantity of Product to be manufactured and supplied to S&N;

2.7.4	to freely choose whether to file, prosecute and/or maintain patent protection for S&N Improvements hereunder.
ARTICLE 3
PRODUCT DEVELOPMENT AND IMPROVEMENTS
Section 3.1 New Product Development
3.1.1	S&N and Nucryst will work together collaboratively and aggressively to develop new products in the Field (that meet customer needs and profitability requirements) which contain or use the Nucryst Technology and to develop Improvements to Products. During the Term, S&N may suggest to Nucryst new product development initiatives in the Field using the Nucryst Technology to be worked on by S&N and Nucryst pursuant to this Agreement and, if Nucryst and S&N agree in writing to pursue such new product development initiative, the resulting new product (unless the new product development initiative is by written agreement of Nucryst and S&N abandoned prior to the completion thereof) shall be deemed to be a “New Product” for purposes of this Agreement. S&N and Nucryst will work together cooperatively, diligently and in good faith to develop each New Product in a timely manner.

3.1.2	S&N and Nucryst agree to establish promptly following the Effective Date a New Product development steering group (comprised of two senior managers (one from research and development and one from product development) of each S&N and Nucryst) to coordinate New Product development.

3.1.3	Nucryst shall be responsible for all its internal costs and expenses (on a fully allocated basis) incurred in connection with the development of New Products up to an aggregate maximum of 1.5% of Net Sales per calendar year and thereafter S&N shall be responsible for all costs and expenses incurred in connection with the development, commercialization, marketing, promotion and Sale of all New Products beyond such internal costs to be assumed by Nucryst. Promptly following the end of each calendar year, the initially estimated 1.5% of Net Sales shall be reconciled with the actual final 1.5% of Net Sales for such calendar year, and any difference will be dealt with in keeping with the intent of this Section 3.1.3.

Section 3.2 Right of First Offer Products
If Nucryst desires to Sell a Right of First Offer Product for use in the Field, to license a Right of First Offer Product to a third party for Sale in the Field or to sell a Right of First Offer Product in the Field itself or through any of its Affiliates, then Nucryst shall give written notice (the “Option Notice”) to S&N of that development. The Option Notice shall describe the Right of First Offer Product in question in sufficient detail to permit S&N to make an informed decision regarding whether to seek a license from Nucryst to Sell such Right of First Offer Product in the Field and on what terms. During the [***] (or such longer period as the parties, acting reasonably, may agree) (the “Negotiation Period”) immediately following the date the Option Notice is given, Nucryst and S&N shall in good faith and at all times acting reasonably negotiate the terms of the proposed license in the Field of the Right of First Offer Product by Nucryst to S&N.
If during the Negotiation Period S&N determines that it is not interested in inquiring a license in the Field with respect to such Right of First Offer Product, it shall forthwith advise Nucryst of such determination in writing, and Nucryst shall be free to license and sell such Right of First Offer Product to any other Person on any terms at any time, and the provision of this Section 3.2 shall have no further application.
If during the Negotiation Period Nucryst and S&N reach an agreement concerning the licensing in the Field of such Right of First Offer Product and such license agreement is completed, the provisions of this Section 3.2 shall have no further application.
If Nucryst and S&N fail (both acting at all times reasonably and in good faith) to reach an agreement during the Negotiation Period concerning the license in the Field of such Right of First Offer Product, then Nucryst shall be free to license or Sell such Right of First Offer Product (individually a “NUCRYST Product” and collectively, “ROFO Free Products”) to any other Person on any terms at any time, and the provisions of this Section 3.2 shall have no further application.
For the avoidance of doubt, the parties agree that any disputes arising in relation to this Section 3.2 shall not be referred to the dispute resolution process under Section 13.4. Nothing in this Section shall affect any other legal rights or remedies of either party whatsoever and howsoever arising.
ARTICLE 4
PRODUCT DEVELOPMENT
Section 4.1 Exclusive Development
Subject to Sections 2.6 and 2.7, during the Term, Nucryst and S&N will develop and commercialize Products in the Field in the Territory only in accordance with the terms and conditions of this Agreement.
Section 4.2 Diligence
4.2.1	Subject to Section 3.1.3, S&N shall, at its cost and expense, use reasonable commercial efforts to pursue the development and commercialization

(including without limitation non-clinical and clinical trials) of Products (including New Products and Improvements to Products) in the Field throughout the Territory within good business practices.

4.2.2	S&N agrees to engage in regular and purposeful communication with Nucryst including, without limitation, S&N decision makers shall meet with Nucryst in person at least once each calendar quarter during the Term to review the success of the Products, Product Improvements, New Product development, existing and under development marketing plans, marketing activities, competitive environment and product differentiation activities.

4.2.3	S&N and Nucryst agree to work collaboratively and aggressively to develop New Products that meet customer needs and the profitability requirements of S&N and Nucryst.
Section 4.3 Regulatory Filings and Reimbursement Approvals
S&N will undertake using reasonable commercial efforts, at S&N’s cost and expense, the preparation, submission and prosecution and maintenance of:
4.3.1	all Regulatory Authority filings and applications necessary and/or desirable to obtain and maintain all necessary and/or desirable Market Approvals (including without limitation non-clinical and clinical trials but excluding any filings or approvals that relate solely to the manufacturing of Product and the CE Class III Approval); and

4.3.2	all filings and applications necessary and/or desirable to obtain and maintain all necessary and/or desirable Reimbursement Approvals, excluding any filings or approvals that relate solely to the manufacturing of Product;
to use, market and Sell (and, if applicable, be reimbursed for) Product in the Field in those countries in the Territory where it is commercially reasonable for S&N to do so. S&N shall keep Nucryst informed in respect of the matters which are the subject of this Section 4.3 and shall give reasonable consideration to any concerns and suggestions of Nucryst with respect thereto. Nucryst shall offer to S&N all assistance reasonably required of Nucryst in connection with S&N’s obligations under this Section 4.3, and, in such regard, shall make available to S&N all relevant information in Nucryst’s possession relating to the Nucryst Technology in the Field (which Nucryst has the lawful right to disclose) in respect of any such filings or applications, such assistance or information to be provided by Nucryst in a reasonable and timely manner. Upon the commercial launch by S&N of the Acticoat Absorbent Product or the Acticoat Moisture Control Dressing Product, Nucryst shall use reasonable commercial efforts to transfer to S&N the Regulatory Authority approvals for that Product in the Field.
Section 4.4 CE Class III Approval
Nucryst agrees to use all reasonable commercial efforts to diligently pursue and shall be responsible for all costs and expenses (other than S&N’s internal costs and expenses) in pursuing the CE Class III Approval, and to keep S&N fully informed with respect to the status and all other matters relating to such CE Class III Approval and to consider seriously any comments that S&N may have with respect to such approval process. S&N agrees to offer all assistance reasonably requested by Nucryst in pursuing the CE Class III Approval. S&N shall pay all of its internal costs and expenses in providing such assistance.
Section 4.5 Performance Standards
Each party shall use all commercially reasonable efforts to perform its Product development work that it has agreed to undertake, in a prudent and skillful manner in accordance, in all material respects, with all applicable laws and regulations.
Section 4.6 Reporting
At least quarterly during the Term until all applicable Market Approvals hereunder are obtained, each party shall provide the other with summary reports which shall describe its progress in respect of the following: the clinical development and testing of New Products and Improvements to Products, clinical trials, all regulatory filings and submissions made and the status thereof, and all approvals obtained and such other information that has a material impact on the manufacturing or distribution of Products in the Field.
Section 4.7 [***] Claim
After the Original Effective Date, the parties agree to discuss and consider from time to time and make a determination with respect to the pursuit of [***] from the FDA for [***] claim and [***] and an effective Reimbursement Approval for a Product ([***] Reimbursement Approval, a “[***] Claim”). S&N shall pay all costs and expenses (excluding Nucryst’s internal costs and expenses) of pursuing the [***] Claim and shall keep Nucryst informed with respect to the status and all other matters relating to such claim [***] and will consider seriously any comments from Nucryst with respect to such claim or [***] process. The parties agree that the [***] Claim shall not be pursued if a party determines, acting reasonably, that the likelihood of obtaining such [***] Claim is remote or the cost (including any payments required to be made under Article 6) of pursuing the [***] Claim would not be economically justified to either party. Each party agrees to offer to the other all reasonable assistance in connection with pursuing such [***] Claim, including all [***] data related to or arising from the research, development, manufacture, distribution or use of the Products. In the event that the [***] Claim is pursued and obtained, but circumstances have changed or assumptions originally made in determining that it was economically justifiable to pursue the [***] Claim have not been met, and S&N determines (acting reasonably and in good faith) that it is not economically justifiable to commercially launch and offer the Product for Sale, then S&N shall not be obligated to commercially launch such Product for Sale, and the payment provided for in Section 6.4.1 shall not be applicable. In these circumstances, S&N may request and Nucryst agrees to enter into good faith negotiations to reduce the amount of the payment provided for in Section 6.4.1 so that it becomes economically justifiable to commercially launch and offer for sale the Product that is the subject of the [***] Claim. However, in the event that no agreement is reached between S&N and Nucryst as a result of such negotiations, the subject matter of this Section 4.7 may not be submitted by either party to dispute resolution under Section 13.4 of this Agreement or otherwise.

Section 4.8 Piggyback on S&N Approvals
In respect of any Product for which S&N has lost its exclusivity in any country in the Territory, subject to the provisions of this Agreement with respect to the use of Joint Improvements, S&N will not oppose Nucryst applying for Market Approvals and Reimbursements Approvals in those countries for those Products and using S&N’s approvals in those countries for those Products (as well as its generic clinical and test data that it used for its approvals in connection with such applications in those countries).
ARTICLE 5
PRODUCT MARKETING
Section 5.1 Marketing Plans
The parties acknowledge that, with respect to the Territory, S&N will be responsible for the Sale and marketing of Products in the Field. Notwithstanding the foregoing, S&N shall comply with its diligence and other obligations under this Agreement and shall, inter alia, present to Nucryst annually for its review and consultation, beginning a reasonable period of time prior to launch of a particular Product in the Field in the Territory (and within ninety (90) days of the Original Effective Date with respect to the Existing Products), a Marketing Plan. S&N will reasonably consider any comments that Nucryst representatives may have with respect to any such Marketing Plan or material revision thereto, provided, however, that the final decision on any such matter shall be made by S&N (though, for greater certainty, such final decision right shall not derogate from S&N’s diligence and other obligations under this Agreement).
Section 5.2 Diligence
The general and specific diligence obligations of S&N as set forth in Section 4.2 relating to marketing, promotion and selling apply equally to this Article 5.
Section 5.3 Additional Specific Diligence Thresholds
In addition to meeting the general and specific marketing, promotion and selling diligence obligations of S&N set forth in Section 5.2, the following additional specific diligence criteria shall also be met by S&N:
5.3.1	S&N shall meet the Product Sales criteria set forth in Schedule “C”;

Subject to Sections 5.3.2 and 5.3.3, if at any time S&N fails to meet the diligence criteria referred to in Section 5.3.1 then Nucryst may give notice in writing to S&N upon Nucryst acquiring knowledge of such failure or, in any event within [***] days of written notice thereof being provided by S&N to Nucryst, that Nucryst elects hereunder to withdraw the exclusivity of the license granted under Section 2.1 and such license shall thereafter become non-exclusive in respect of all of the Products (except Acticoat Product and Acticoat 7 Product with respect to Canada and the United States) on the [***] after receipt of such notice in writing by S&N, and the provisions of this Agreement shall be deemed to be amended accordingly. Without in any way affecting the rights and obligations of S&N and Nucryst under any other provision of this Agreement, the parties acknowledge and agree that Nucryst’s sole and exclusive remedy in relation to Section 5.3.1 shall be that specified in this Section 5.3.

5.3.2	For the purposes of determining whether the relevant diligence criteria set forth in this Section 5.3 have been met by S&N, where the failure to meet the diligence criteria is as a result of:
5.3.2.1	Force Majeure;

5.3.2.2	the failure of Nucryst to provide a Product in the quantities requested by S&N and/or in accordance with the Specifications set forth in the Supply Agreement;

5.3.2.3	prior to obtaining a CE Class III license, S&N being required by the applicable Regulatory Authority to cease marketing and Selling Product in the European Union as a result of the successful challenge by a third party of the CE Class IIb license applicable to such Product, except to the extent attributable to the acts or omissions of S&N, its Affiliates or their respective permitted licensees or distributors; or

5.3.2.4	the failure to obtain the CE Class III Approval;
then, to the extent directly attributable to such cause, the specific diligence criteria affected thereby for the year in question shall be deemed to have been met.
5.3.3	Notwithstanding the foregoing, if at any time any of the criteria specified in Section 5.3.1 have not been met and Nucryst has given notice as provided for in this Section 5.3, S&N may, once during the Term, pay within twenty (20) days of the receipt by S&N of such notice from Nucryst the royalty S&N would have paid to Nucryst if such criteria at Section 5.3.1 had been met, and thereupon the failure to meet such criteria shall be deemed to be waived for the year in question and, accordingly, S&N’s exclusivity shall be preserved for the year in question.
Section 5.4 Sales Force and Use of Distributors
If S&N materially changes its mix of Sales made directly by S&N and Sales made through distributors from that in effect as at the Original Effective Date, S&N shall give notice to Nucryst and, either as a result of such notice or Nucryst otherwise becoming aware of such change, the parties shall at Nucryst’s request meet in a timely fashion thereafter to negotiate in good faith an agreement to place Nucryst in an equivalent position as if such change had not occurred taking into account factors including but not limited to the reduced sales price on which the royalty is calculated as well as any change in the magnitude of Sales and other variables that result from the change. If Nucryst and S&N do not reach agreement within thirty (30) days of commencing such negotiations, either party may refer the matter for resolution pursuant to Section 13.4.

Section 5.5 Trade-marks and Branding
5.5.1	Nucryst License to S&N
5.5.1.1	License. Nucryst hereby grants to S&N, during the Term of this Agreement, a non-exclusive, fully paid, royalty free licence to use, display, reproduce and publish the Nanocrystalline Marks in association with the use, marketing, promotion, distribution and Sale of Products in the Field.

5.5.1.2	Sublicense. As directed by Nucryst and until such direction is revoked by Nucryst, S&N shall assign its license to the Nanocrystalline Marks to any assignee with rights under this Agreement. As directed by Nucryst and until such direction is revoked by Nucryst, S&N shall sublicense its license to the Nanocrystalline Marks to its Affiliates, and to the licensees and distributors of S&N and its Affiliates, and shall cause them to comply with the terms of this license (and all references to S&N in Section 5.5.1.3 through to and including Section 5.5.1.19 shall, as applicable, include such permitted licensees, distributors and assignees of S&N). Otherwise, S&N shall not assign nor sublicense its rights under this license.

5.5.1.3	Branding. Except to the extent that S&N is able to demonstrate that there is a negative connotation associated with the Nanocrystalline Marks, all Product labels, sales and promotional literature and the like shall include, in a readily noticeable form, the Nanocrystalline Marks, as may be reasonably directed by Nucryst. S&N shall use the Nanocrystalline Marks in this manner only in association with Products and shall not use the Nanocrystalline Marks in association with any other products or services whatsoever.

5.5.1.4	Products. Each Product offered in association with the Nanocrystalline Marks shall, at all times, be of a character and quality that is consistent with the standards of quality that existed when Nucryst requested S&N to brand that Product pursuant to Section 5.5.1.3. Nucryst’s sole remedy for any inconsistent quality of a Product will be to request S&N to cease using Nucryst’s brand in relation to that Product.

5.5.1.5	Use. S&N shall utilize or employ and shall permit its sublicensees to utilize or employ the Nanocrystalline Marks only in the form and manner reasonably prescribed by Nucryst from time to time.

5.5.1.6	Notice. S&N shall at all times when using the Nanocrystalline Marks indicate or give notice in such manner as Nucryst may direct that S&N is a licensee of the Nanocrystalline Marks and that Nucryst is the owner of the Nanocrystalline Marks and shall cause its licensees to behave similarly.

5.5.1.7	Specimens. Upon Nucryst’s request, S&N shall supply to Nucryst or Nucryst’s duly authorized representative, specimens of S&N’s usage of the Nanocrystalline Marks for the purpose of ensuring that S&N is using the Nanocrystalline Marks in accordance with the terms of this Agreement and in a manner approved by Nucryst.

5.5.1.8	Inspection. Nucryst, or Nucryst’s duly authorized representatives, shall, upon prior written notice to S&N, have the reasonable right of access to S&N’s premises during normal business hours, for the purpose of inspecting the Products and associated materials offered by S&N in association with the Nanocrystalline Marks consistent with the standards of quality that existed when Nucryst requested S&N to brand that Product pursuant to Section 5.5.1.3. Without limiting the generality of the foregoing, and for the purposes of clarity, S&N shall offer Nucryst S&N’s full cooperation during the inspection and shall provide Nucryst or Nucryst’s duly authorized representative with access to all applicable records or documents within S&N’s possession or under S&N’s control relating to the Products offered by S&N in association with the Nanocrystalline Marks.

5.5.1.9	No Other Licenses. Except as expressly provided in this Agreement, S&N shall not, without the prior written consent of Nucryst, license or permit any other Person to use the Nanocrystalline Marks in association with the Products or any other products or services.

5.5.1.10	Prohibited Use. Except as expressly provided in this Agreement, S&N shall not use, nor permit its licensees to use, the Nanocrystalline Marks or any one of them, as or as part of a corporate name or a trading style or tradename.

5.5.1.11	Ownership. S&N shall not, directly or indirectly, do or cause to be done any act which may in any way jeopardize or adversely effect the validity of the Nanocrystalline Marks or Nucryst’s title to the Nanocrystalline Marks.

5.5.1.12	Goodwill. S&N agrees that any and all goodwill associated with and identified by the Nanocrystalline Marks is a part of the Nanocrystalline Marks and enures directly and exclusively to and for the benefit of Nucryst and is the property of Nucryst. No monetary amount whatsoever shall, upon expiration or earlier termination of this Agreement, be assigned or designated as attributable in any way to any goodwill associated with S&N’s activities as licensee of the Nanocrystalline Marks pursuant to this Agreement.

5.5.1.13	Opposition. S&N shall not oppose any application by Nucryst to register the Nanocrystalline Marks in any jurisdiction included with the Territory, for any wares or services, or any application to extend any registration of the World Wide Nanocrystalline Trade-mark Registrations.

5.5.1.14	Contestation. S&N shall not, during the Term of this Agreement or thereafter, dispute, contest or challenge, directly or indirectly, the validity or enforceability of any one or more of the Nanocrystalline Marks or any World Wide Nanocrystalline Trade-mark Registrations or the ownership thereof by Nucryst, nor to counsel, procure, or assist anyone else to do the same.

5.5.1.15	Dilution. S&N shall not, during the Term of this Agreement or thereafter, dilute or attempt to dilute, directly or indirectly, the value of the goodwill attaching to the Nanocrystalline Marks, nor to counsel, procure or assist anyone else to do the same.

5.5.1.16	No Rights. Except as expressly provided in this Agreement, S&N shall not claim any rights or interests in the Nanocrystalline Marks by way of S&N’s use of the Nanocrystalline Marks in accordance with the terms of this Agreement.

5.5.1.17	Maintenance and Registrations. Nucryst shall, at Nucryst’s sole cost and expense, protect, defend and maintain any World Wide Nanocrystalline Trade-mark Registrations in effect for the Term of this Agreement.

5.5.1.18	Cessation on Termination. Except in connection with the disposition of then existing Product, upon the termination of this Agreement, for any reason whatsoever, S&N shall immediately cease and shall cause all of its permitted assigns and sublicensees to cease, any and all use of the Nanocrystalline Marks and discontinue the offering of all products and services in association with the Nanocrystalline Marks.

5.5.1.19	Post Termination. S&N shall not, following the termination of this Agreement, do anything inconsistent with the validity of the marks or inconsistent with Nucryst’s ownership of the Nanocrystalline Mark.

Section 5.6 Product Recalls
S&N shall be responsible for implementing all recalls of Product licensed under this Agreement: (a) required by a request, directive or order of any applicable Regulatory Authority; (b) required by the order of a court of competent jurisdiction; and (c) required by S&N, acting reasonably and with input from Nucryst (if time permits). To the extent that the Product recalled was Sold prior to the date of the Original Agreement or to the extent that the adverse event or complaint resulting in the recall was attributable to the acts or omissions of Nucryst, S&N’s out-of-pocket expenses incurred in connection with such recall shall be reimbursed to S&N by Nucryst. S&N shall handle any such recall in a timely manner and in compliance with all applicable laws and regulations. S&N shall keep Nucryst informed in a timely manner with respect to any such recall. No communications regarding any such recall shall be initiated by either S&N or Nucryst with the news media, customers, the FDA or any other Regulatory Authority, except if and to the extent required by applicable law or regulatory requirement, without the prior written approval of the other of them, which approval shall not be unreasonably withheld or delayed. If a party does not respond in writing to the other party within the time period requested by the other party, acting reasonably, and in a timely fashion but in any event within ten (10) days after receipt of any request for approval, such failure to respond will be deemed to be a response that the party does not have any comment in respect of the recall. In the event of a recall, the defect giving rise to such recall shall be remedied as promptly as possible by the party responsible for the defect.
Section 5.7 Complaints and Adverse Events
Each of S&N and Nucryst shall notify the other party no later than the following business day, after becoming aware of any report of any serious adverse event or consumer complaint, and within ten (10) business days after becoming aware of any non-serious adverse events or consumer complaints, associated with the use of a Product, whether or not determined to be attributable to Product. Such notification shall be by facsimile or e-mail (with flagged priority). Evaluation, follow-up and reporting of all adverse events and customer complaints shall be the responsibility of S&N. Nucryst shall provide all assistance reasonably requested by S&N in the foregoing regard. Each party shall maintain a record of all reported adverse events.
ARTICLE 6
CONSIDERATION, PAYMENTS AND ACCOUNTING
RECORDS AND PROCEDURES
Section 6.1 Distribution Royalties
Subject to Section 6.2, in consideration for the grant of the license referred to in Section 2.1.1 and in addition to the royalties and other payments provided for elsewhere in this Article 6:
6.1.1	Smith & Nephew, Inc. shall pay from the United States to Nucryst Pharmaceuticals Corp. in Canada, with respect to a particular Product Sold in Canada;

6.1.2	Smith & Nephew, Inc. shall pay from the United States to Nucryst Pharmaceuticals Inc. in the United States, with respect to a particular Product Sold in the United States; and

6.1.3	T.J. Smith & Nephew Limited shall pay from the United Kingdom to Nucryst Pharmaceuticals Inc. in the United States, with respect to a particular Product Sold in any country in the Territory other than Canada or the United States;
within [***] days following the end of each calendar quarter, the Distribution Royalty in respect of sales of Products made in that calendar quarter. Each royalty payment shall be accompanied by the report described in Section 6.6.
Section 6.2 Distribution Royalty if Nucryst not manufacturing and supplying
With respect to a particular Product during a particular calendar quarter (as from the Original Effective Date), the Distribution Royalty shall be increased in circumstances where Nucryst is not manufacturing and supplying to S&N such Product pursuant to the Supply Agreement during such calendar quarter, the Distribution Royalty shall be increased pursuant to this Section 6.2 by [***] of Net Sales of such Product during such quarter.
Section 6.3 Decrease in Distribution Royalties
The Distribution Royalty shall be reduced as follows:
6.3.1	“Unprotected Competition” means, with respect to a particular Product in a particular country in the Territory:
6.3.1.1	the absence of any Nucryst Patent Rights in relation to such Product then in effect in such country; and

6.3.1.2	a third party is marketing or Selling a product in that country, the Sale of which would infringe a Nucryst Patent Right that covers such Product if one had been in effect in that country at that time.
6.3.2	If S&N learns of the occurrence of Unprotected Competition in a country in the Territory in relation to a particular Product, it may give written notice thereof to Nucryst and thereupon Nucryst and S&N shall negotiate in good faith for the reduction of the Distribution Royalty applicable in that country to such Product for the period of such Unprotected Competition. If either party considers these negotiations are not likely to produce a mutually satisfactory agreement, it may refer the matter to arbitration pursuant to Section 13.4. In no event shall the Distribution Royalty with respect to such Product in such country be reduced by more than [***] (i.e., if pursuant to Sections 6.1 and 6.2 the Distribution Royalty was [***], the maximum reduction pursuant to this Section 6.3.2 would be to reduce such Distribution Royalty to [***]) on account of that or any other Unprotected Competition in that country with respect to such Product. The reduction in the Distribution Royalty shall apply only to that Product in that country for the period of such Unprotected Competition. The arbitrator shall take into account all factors relating to the market for such Product for that country, including without limitation, the market share of the competitor.

6.3.3	If S&N is unable to make an acceptable (industry standard) Gross Profit Margin in relation to the Sale of a particular Product in the Territory, Nucryst agrees to negotiate in good faith with S&N to address possible solutions to such issue in relation to such Product. However, in the event that no agreement is reached between S&N and Nucryst as a result of such negotiations, the subject matter of this Section 6.3.3 may not be submitted by either party to dispute resolution under Section 13.4 or otherwise.

6.3.4	With respect to the Sale of a particular Product in the United States (or other country in the Territory (i) with “step-down” requirements similar to those in the United States and (ii) in which there existed at the relevant time Nucryst Patent Rights covering such Product) following the expiration or other termination of the last of the Nucryst Patent Rights covering such Product in such country (i.e., all Nucryst Patent Rights in any way covering such Product in such country have expired or otherwise terminated including, without limitation, rights included in the Nucryst Patent Rights which may have application to, for example, the manufacture of such Product as well as other products), the Distribution Royalty applicable to the Net Sales of such Product in such country shall be reduced by [***]) of the then current Distribution Royalty upon the expiration or other termination of the last of the Nucryst Patent Rights covering such Product in such country (i.e., if pursuant to Sections 6.1 and 6.2 the Distribution Royalty was [***], such Distribution Royalty in the circumstances specified in this Section 6.3.4 would be reduced to [***]
Section 6.4 Upfront and Event Milestone Payments
6.4.1	In consideration for Nucryst agreeing to grant S&N a license for the use in the manner specified in this Agreement of the Nucryst Technology and in addition to the royalty payments and other payments provided for elsewhere in this Article 6, S&N shall pay to Nucryst Pharmaceuticals Inc., in the United States, [***] to be paid by Smith & Nephew, Inc. upon receipt of the [***] and the commercial launch and offer for Sale of the Product that is the subject of the [***].

6.4.2	The payments made by S&N under this Section 6.4 are non-refundable to S&N.
Section 6.5 Sales Milestone Payments
6.5.1	Subject to Section 6.5.2, in consideration for Nucryst agreeing to grant S&N a license for the use in the manner specified in this Agreement of the Nucryst Technology and agreeing to enter into this Agreement, and in addition to the royalties and other payments provided for elsewhere in this Article 6, S&N shall pay to Nucryst the following sales milestone payments in respect of Sales of Products made by S&N (and its Affiliates) from the Original Effective Date within fifteen (15) days of achieving each such sales milestone:

6.5.1.1	five million dollars ($5,000,000) upon Net Sales in any four (4) consecutive calendar quarters for all Products in the Territory exceeding for the first time [***] (paid);

6.5.1.2	five million dollars ($5,000,000) upon Net Sales in any four (4) consecutive calendar quarters for all Products in the Territory exceeding for the first time [***] (paid);

6.5.1.3	five million dollars ($5,000,000) upon Net Sales in any four (4) consecutive calendar quarters for all Products in the Territory exceeding for the first time [***] (paid);

6.5.1.4	five million dollars ($5,000,000) upon Net Sales in any four (4) consecutive calendar quarters for all Products in the Territory exceeding for the first time [***] (S&N and Nucryst agree that this milestone has been met and is payable by S&N to Nucryst on the Effective Date);

6.5.1.5	[***] upon Net Sales in any four (4) consecutive calendar quarters for all Products exceeding for the first time [***];

6.5.1.6	[***] upon Net Sales in any four (4) consecutive calendar quarters for all Products exceeding for the first time [***]; and

6.5.1.7	[***] upon Net Sales in any four (4) consecutive calendar quarters for all Products exceeding for the first time [***].
For clarification, each of S&N’s sales milestone payments identified in this Section 6.5 shall be made only once for the stated sales milestone triggering event. However, more than one (1) sales milestone may be achieved in a particular four consecutive quarter time period, in which case (if not previously paid) each such sales milestone payment shall be made by S&N to Nucryst. All sales milestone payments made by S&N under this Section 6.5 are non-refundable to S&N.
6.5.2	The sales milestone payments provided for in Section 6.5.1 shall be apportioned between Canada, the United States, and the rest of the world based on the ratio that Net Sales in Canada, the United States, and the rest of the world, as applicable, for such Products bear to Net Sales for all countries in the world and shall be paid in the same manner as the royalties specified in Section 6.1.
Section 6.6 Product Sales Report
Within forty-five (45) days after the end of each calendar quarter during the Term, S&N shall provide Nucryst with a detailed report consistent with GAAP and the accounting records and principles of S&N showing in reasonable detail on a Product-by-Product basis, (unless, for the purposes of the royalty calculations in Sections 6.1, 6.2 or 6.3 another basis is required in order to calculate such royalty, in which case S&N shall provide the detailed report on that other basis):
6.6.1	the number of units of such Product sold during such calendar quarter;

6.6.2	to the extent practicable, the total billings for such Product during such calendar quarter;

6.6.3	to the extent practicable, the deductions applicable to the determination of Net Sales with respect to such Product during such calendar quarter;

6.6.4	the Net Sales with respect to such Products during such calendar quarter;

6.6.5	the average sales price of and Gross Profit Margin associated with such Product during such calendar quarter; and

6.6.6	the total royalties due and the basis of the calculation thereof.
Within ninety (90) days after the end of each calendar year during the Term, S&N shall provide Nucryst with a detailed report for such calendar year consistent with GAAP and the accounting records and principles of S&N showing in reasonable detail on a Product-by-Product and country-by-country basis the foregoing information on an annualized basis.
Section 6.7 Records and Audits
S&N will keep and maintain proper and complete records and books of account in such form and detail as is necessary for the determination of the amounts payable by S&N (on behalf of itself and its Affiliates and permitted licensees and distributors) to Nucryst under this Agreement and S&N shall during normal business hours upon fifteen (15) days prior notice from Nucryst make those records available for audit by a nationally recognized accounting firm designated by Nucryst (except one to which S&N shall have objection, acting reasonably) for the sole purpose of, and S&N will only be required to disclose information related to, verifying such payments, revenues, Net Sales, Gross Profit Margins, costs, expenses and deductions and the correctness of calculations and classifications in respect thereof and as otherwise required for purposes of this Agreement and Nucryst shall make no other use of such information whatsoever. Nucryst shall comply with the confidentiality provisions set out at Article 7 in respect of all such information disclosed by or on behalf of S&N. S&N shall preserve such records made in any calendar year for a period of seven (7) years following the close of that calendar year. In the event that such audit discloses that the actual royalties or other amounts payable by S&N to Nucryst are greater than the royalties or other amounts paid by S&N, then S&N shall pay to Nucryst any additional royalties and other amounts based on the results disclosed by such audit plus interest as provided for in Section 6.10. In the event that such audit discloses that the actual royalties or other amounts payable by S&N to Nucryst pursuant to this Article 6 are less than the royalties or other amounts paid by S&N, then Nucryst shall reimburse S&N for any such overpayment based on the results disclosed by such audit less Nucryst’s reasonable costs of such audit. The cost of such audit shall be borne by Nucryst unless such audit discloses that the actual royalties and other amounts payable by S&N to Nucryst are greater by [***]or more than the royalties and other amounts paid by S&N, or such audit discloses that the actual royalties and other amounts payable by S&N to Nucryst are less than the royalties and other amounts paid by S&N, in which cases S&N shall be responsible for payment of all reasonable costs of such audit to a maximum of the amount of any overpayment by S&N to Nucryst due to an incorrect calculation of royalties and other amounts payable by S&N and Nucryst shall be responsible for payment of all other costs of such audit. Notwithstanding the foregoing, Nucryst shall not have the right to conduct more than once, for the same purpose, an audit of the same information, books and records, whether under this Agreement or the Supply Agreement; provided, however that if any such audit discloses that the actual royalties or other amounts payable by S&N to Nucryst hereunder was calculated incorrectly such that a payment by S&N or a reimbursement by Nucryst is required pursuant to this Section 6.7, then Nucryst shall have a further right to audit the same information, books and records for the same purpose until such time as no further errors are found.
Section 6.8 Currency and Conversion
All payments made under this Agreement shall be in United States dollars. With respect to any payment based on Net Sales Revenue made in a currency other than U.S. dollars, S&N shall convert such Net Sales Revenue to U.S. dollars using the applicable average rate of exchange for U.S. dollars for the prior quarter quoted as local currency per US $1, published in The Financial Times (London edition).
Section 6.9 Bank Accounts
All payments hereunder shall be made by wire transfer of immediately available funds to such bank account as may be designated in writing from time to time by Nucryst.
Section 6.10 Late Payments
Any late payments of any nature made under this Agreement shall bear interest, running from the date such payment was due until such payment is made, at a rate per annum equal to the average thirty (30) day U.S. dollar LIBOR rate (as published from time to time by Reuters) plus [***].
Section 6.11 Set-Off
If pursuant to any of the terms of this Agreement, or any other agreement or instrument contemplated in this Agreement, including, without limitation, the Supply Agreement, it is determined pursuant to the dispute resolution procedure in Section 13.4 or otherwise by an unappealable decision of a court of law, that a party owes any amount to the other or to an Affiliate of the other, then without limiting or waiving, in any respect, any rights or remedies of the other party, the other party shall have the right to set-off the aggregate amount of such amount owing against, and apply it in full or partial satisfaction of, any amounts payable by the other party or an Affiliate of the other party, pursuant to the terms of this Agreement or any other agreement or instrument contemplated in this Agreement, including, without limitation, the Supply Agreement.

ARTICLE 7
CONFIDENTIALITY
Section 7.1 Confidentiality
The parties to this Agreement recognize that from time to time one party may disclose to another party(ies) information which is of a confidential nature (“Confidential Information”) and it is therefore agreed that:
7.1.1	Except as otherwise expressly authorized in writing by the discloser or specifically provided for in this Agreement, all Confidential Information of the disclosing party shall be held in strict confidence by the receiving party and the receiving party shall employ or cause to be employed diligent efforts and reasonable care in order to ensure that such Confidential Information is not made available to any third party, excepting only as required under this Agreement or to the directors, officers, employees, agents and consultants of the receiving party whose duties require disclosure of the same or as expressly authorized in writing and then (in any such case) only if the parties to whom such Confidential Information is being disclosed have given to the disclosing party an enforceable undertaking (in a form of contract used by the disclosing party in its normal course of business and that that deals with equivalently sensitive information) not to disclose such Confidential Information to any other party.

7.1.2	Subject to Section 7.1.3, Confidential Information shall not include information that is in the public domain at the time of disclosure, that the recipient can demonstrate based on written records was lawfully already in its possession, that is approved in writing for release by the discloser or that is obtained by any party to this Agreement from a third party without obligation of confidence (provided, however, that no third party from which the information is obtained has any obligation of confidence to any parties to this Agreement) or that becomes public knowledge otherwise than through the fault of the recipient or any Person to whom it has disclosed the Confidential Information.

7.1.3	Disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body or of any political subdivision thereof or is otherwise required to be disclosed by law. Notwithstanding the foregoing, in the event that a party is required to make a disclosure of the other party’s Confidential Information pursuant to this Section 7.1.3, it will, except where impractical, give reasonable advance written notice to the other party of such disclosure and use reasonable commercial efforts to secure confidential treatment of such information.

7.1.4	Confidential Information that is specific shall not be deemed to be within the public domain merely because it is embraced by general knowledge in the public domain. Further, any Confidential Information dealing with any combination of features of a specific matter shall not be deemed to be within the public domain, unless the combination of features and the principle of operation are in the public domain.

7.1.5	Each party to this Agreement shall, upon the termination of this Agreement, return all corporeal Confidential Information to the owner of such Confidential Information with a written undertaking that no copies (electronic or otherwise) have been retained, except that the receiving party may retain one (1) copy in its legal files solely to allow it to monitor its obligations hereunder.

7.1.6	Each of the parties to this Agreement acknowledges that the other party to this Agreement would suffer irreparable harm as a result of the breach of any of the non-disclosure and confidentiality obligations set forth in this Section 7.1 and that legal remedies are inadequate; therefore, each of the parties to this Agreement agrees that, in addition to any damages and other remedies that the other party to this Agreement may be entitled to as a result of such a breach, the other party to this Agreement shall be entitled to seek an order from a court of competent jurisdiction restraining such party from breaching or continuing to breach any of the provisions of this Section 7.1.

7.1.7	The covenants of the parties under this Section 7.1 shall continue in full force and effect notwithstanding the termination of this Agreement by effluxion of time or otherwise.
Section 7.2 No Disclosure
Except as required by law or any applicable regulatory authority or as otherwise provided herein, the parties agree that the existence of this Agreement and the contents of this Agreement shall not be disclosed to any third party without the prior written consent of the other parties. Notwithstanding the foregoing, in the event that a party is required to make a disclosure of the other party’s Confidential Information pursuant to this Section 7.2, it will, except where impractical, give reasonable advance written notice to the other party of such disclosure and use reasonable commercial efforts to secure confidential treatment of such information.
Section 7.3 Press Releases
Except as required by law or any applicable regulatory authority, any press releases or public statements relating to this Agreement or the subject matter hereof shall prior to being released or made final be provided to the other party for comment in a timely manner.
ARTICLE 8
INVENTIONS AND PATENTS
Section 8.1 Joint Improvements
All inventions, discoveries, improvements or other technology to the extent, and only to the extent, specifically applicable to Products in the Field and all processes or uses specifically relating thereto which are capable of protection as Intellectual Property Rights that arise after the

Original Effective Date as a result of conduct under this Agreement (including the Original Agreement) (“Improvements”) made jointly by employees or others acting on behalf of Nucryst and S&N (the “Joint Improvements”) shall be jointly owned by Nucryst and S&N, each to an undivided one-half interest, and shall be managed in accordance with Section 8.6.
Section 8.2 Nucryst Improvements
Improvements made solely by employees of Nucryst in the course of their employment or others acting on behalf of Nucryst who have assigned their rights with respect thereto to Nucryst (the “Nucryst Improvements”) (Nucryst shall use reasonable commercial efforts to have its employees assign their rights with respect to such Nucryst Improvements to Nucryst) shall be owned solely by Nucryst and, to the extent applicable, shall be subject to the license granted to S&N in Article 2. Nucryst shall have the first right to file, prosecute, and maintain patent protection for Nucryst Improvements. If Nucryst at any time during the Term fails to file, prosecute or maintain patent protection in any jurisdiction for a Nucryst Improvement that has specific application within the Field in circumstances where S&N has agreed to develop, market and sell a Product utilizing such Nucryst Improvement and has so advised Nucryst in writing, S&N shall, upon thirty (30) days prior written notice to Nucryst, have the right (if Nucryst does not agree to file, prosecute or maintain such patent protection in such jurisdiction during such thirty (30) day period), on behalf of Nucryst, to file, prosecute, and maintain at S&N’s own cost, patent protection for that Nucryst Improvement in that jurisdiction and Nucryst shall cooperate with S&N with respect thereto, including the execution and delivery of any further instruments or documents and taking all such further actions and providing all such further information as S&N may reasonably request in that regard.
Section 8.3 S&N Improvements
Improvements made solely by employees or others acting on behalf of S&N (the “S&N Improvements”) shall be owned solely by S&N and may be used or practiced by S&N within and outside the Field. If any such S&N Improvement is required by Nucryst for purposes of this Agreement or the Supply Agreement or to develop, manufacture or produce Products, then S&N shall be deemed to have granted to Nucryst a fully paid, royalty free and perpetual license to use such S&N Improvement for that purpose. S&N shall have the first right to file, prosecute and maintain protection for S&N Improvements. If S&N at any time fails to file, prosecute or maintain patent protection in any jurisdiction for an S&N Improvement, Nucryst shall, upon thirty (30) days prior written notice to S&N, have the right (if S&N does not agree to file, prosecute or maintain such patent protection in such jurisdiction during such thirty (30) day period), on behalf of S&N, to file, prosecute, and maintain at Nucryst’s own cost, patent protection for that S&N Improvement in that jurisdiction and S&N shall cooperate with Nucryst with respect thereto, including the execution and delivery of any further instruments or documents and taking all such further actions and providing all such further information as Nucryst may reasonably request in that regard.

Section 8.4 Determination of Inventorship
Inventorship shall be determined in accordance with the U.S. patent law rules and inventorship shall determine whether or not an Improvement is made solely by employees or others acting on behalf of Nucryst or on behalf of S&N.
Section 8.5 Invention Disclosure
Nucryst shall promptly disclose to S&N and S&N shall promptly disclose to Nucryst details of any Joint Improvements, Nucryst Improvements or S&N Improvements, as the case may be, which such party has developed and such details shall be treated as Confidential Information.
Section 8.6 Independent Use of Joint Improvements
In circumstances where S&N does not have or ceases to have exclusivity pursuant to this Agreement (for Products other than Acticoat Product and Acticoat 7 Product in Canada and the United States), without the duty to account or report to S&N and without S&N’s consent, Nucryst may use any Joint Improvement that relates to the manufacture or production of any substance coated with nanocrystalline silver or the process of coating any substance with nanocrystalline silver whether such activity is within or outside the Field, provided that Nucryst shall not use any such Joint Improvement in any activity that relates to the design or configuration (e.g., combination of materials, (or processes to achieve such combination) shape, size and physical specifications) of any Product that S&N had in the commercial market or in active development when it lost its exclusivity pursuant to this Agreement, provided such design or configuration is inventive and is not trivial, obvious or in the public domain. For clarification, this proviso is not intended to stop Nucryst from simply coating a product of a competitor of S&N so long as Nucryst does not use any such design or configuration developed in collaboration with S&N as aforesaid.
Section 8.7 Prosecution and Maintenance of Joint Patents
8.7.1	Filing, Prosecution and Maintenance. S&N shall have the primary right, but not the obligation, to assume, with respect to each Joint Improvement, the responsibility for filing, prosecuting and maintaining patent applications with respect to such Joint Improvements. If S&N at any time fails to file, prosecute or maintain patent protection in any jurisdiction for a Joint Improvement, Nucryst shall, upon thirty (30) days prior written notice to S&N, have the right to file, prosecute and maintain patent protection for that Joint Improvement in that jurisdiction. Unless otherwise agreed in writing, all reasonable costs incurred with respect to the filing, prosecution and maintenance of patent applications and patents covering Joint Improvements, including fees and expenses of patent counsel, shall be borne equally by the parties. Notwithstanding that one party may be delegated responsibility for filing, prosecuting and maintaining patent applications with respect to a particular Joint Improvement, the other party must approve in writing the taking of any material action with respect thereto including without limitation approving any patent application prior to filing. Both Nucryst and S&N shall have the right to participate fully in the formation and implementation of patent strategies for such Joint Improvements. Failing agreement, S&N shall have the right to conduct the filing, prosecution and maintenance of any such patents or patent applications (and any material action in relation thereto) at its own cost.

8.7.2	Cooperation. Each party shall make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to all Joint Improvements, for a period of time sufficient for such party to obtain the assistance it needs from such personnel. All reasonable costs incurred by either party in providing such cooperation shall be shared by the parties as provided in Section 8.7.1.
Section 8.8 No Waiver
For the avoidance of doubt, by entering into this Agreement, and subject to the licenses granted in this Agreement, neither party waives or forfeits any of its rights to any intellectual property that it owns and that exists at or after the Original Effective Date.
ARTICLE 9
PATENT INFRINGEMENT
Section 9.1 Infringement by Third parties
9.1.1	Notification. If either party becomes aware of any facts that indicate the likelihood that any intellectual property in any Product, Acticoat Trade-mark, Nanocrystalline Marks, or Joint Improvement is being infringed by any Person, or if any Person wrongfully engages in any activity in the Territory that is covered by the Nucryst Technology, that party shall inform the other party in writing of those facts in reasonable detail.

9.1.2	Initiate Proceedings. If the perceived infringing activity relates primarily to an activity within the Field, then S&N shall have the primary right, but not the obligation, to initiate, prosecute and control any action or proceeding with respect to such perceived infringement at its own cost, provided that if S&N fails to initiate proceedings and attend to remedy such infringement within ninety (90) days of receiving written notice of such infringement then Nucryst may bring and control any such action. Otherwise Nucryst shall have the primary right but not the obligation, to initiate, prosecute and control any action or proceeding with respect to any such infringement at its own cost, provided that if Nucryst fails to initiate proceedings or attend to remedy such infringement within ninety (90) days of receiving written notice of such infringement then S&N may bring and control any such action. In either case if one party initiates proceedings and attends to remedy such infringement then it shall keep the other party informed with respect to such proceedings and shall permit the other party to participate in all material discussions concerning such proceedings and the other party shall cooperate and give reasonable assistance in this regard to the party.
9.1.3	Distribution of Awards. Any monetary award received as a result of proceedings contemplated by this Section 9.1 shall be first used to compensate:
9.1.3.1	the party who has primary control over the action for its costs relating to the action; and

9.1.3.2	the other party for its costs relating to the action.
Any award monies remaining after such reimbursement shall be paid to the party who had primary conduct of the action, provided that if S&N is that party, then such amounts shall be deemed to be Net Sales received in the quarter in which such amount is received by S&N.

However, if both parties took primary conduct of the action, then such amount shall be divided equally between the parties.

9.1.4	Voluntary Disposition. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.1 may be entered into by either party without the prior consent of the other party, such consent not to be unreasonably withheld.
Section 9.2 Claims Against Nucryst Technology and Joint Technology
9.2.1	Notice.
9.2.1.1	If a third party asserts that a patent or other right owned by it is infringed by Nucryst’s and/or S&N’s use in the manner prescribed in this Agreement of any Nucryst Technology, the party first obtaining knowledge of such claim shall immediately provide the other party with written notice of such claim and the related facts as are then known, in reasonable detail. Nucryst shall have the obligation to control the defence and settlement of any such claim in relation to the Nucryst Technology. If Nucryst fails to assume the control and settlement of any such claim within ninety (90) days of receiving written notice thereof, then S&N may control the defence and settlement of such action. The controlling party shall keep the non-controlling party fully informed with respect to all matters in relation to such claim and shall consult with the non-controlling party in relation to all material decisions concerning such claim and the defence thereof. The non-controlling party agrees to cooperate and provide reasonable assistance in defending such claims. No settlement shall be entered into without the prior written consent of the other party, such consent not to be unreasonably withheld.

9.2.1.2	If a third party asserts that a patent or other right owned by it is infringed by the use, in the manner prescribed in this Agreement, of any Joint Improvements, the party first obtaining knowledge of such claim shall immediately provide the other party with written notice of such claim and the related facts as are then known, in reasonable detail. S&N shall have the primary right, but not the obligation, to control the defence and settlement of any such claim. If S&N fails to assume the control and settlement of any such claim within ninety (90) days of receiving written notice thereof, then Nucryst may control the defence and settlement of such action. The controlling party shall keep the non-controlling party fully informed with respect to all matters in relation to such claim and shall consult with the non-controlling party in relation to all material decisions concerning such claim and the defence thereof. The non-controlling party agrees to cooperate and provide reasonable assistance in defending such claims. No settlement shall be entered into without the prior written consent of the non-controlling party, such consent not to be unreasonably withheld.
9.2.2	Damages
9.2.2.1	After complying fully with the procedures set forth in Section 9.2.1, any damages or other payments that result from a claim of infringement as specified in Section 9.2.1 or that are required to be paid as a result of reaching a settlement with a third party in the manner prescribed in Section 9.2.1 or is the result of a judgment from a competent court (which is unappealable or with respect to which the appeal period has expired) shall be paid:
9.2.2.1.1	to the extent that the infringement relates primarily to the Nucryst Technology as at the Original Effective Date, by Nucryst;

9.2.2.1.2	to the extent that the infringement relates primarily to the combination by S&N of Nucryst Technology with technology possessed by S&N or another Person, by S&N; or

9.2.2.1.3	to the extent that the infringement relates primarily to a Joint Improvement or to any Improvement included as part of the Nucryst Technology after the Original Effective Date, equally by S&N and Nucryst.
Finally, the reasonable costs and expenses of Nucryst and S&N in defending and settling any such action shall be also dealt with accordingly.

ARTICLE 10
INDEMNIFICATION
Section 10.1 Indemnification by Nucryst
Nucryst shall indemnify and hold S&N (its affiliates and their respective officers, directors, shareholders, employees, agents and their successors and permitted assigns) (collectively the “S&N Indemnitees”) free and harmless from any claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including without limiting the generality of the foregoing, reasonable defence costs and legal fees), arising out of or in connection with, or that are the result of, or are otherwise related to: (i) any claim, suit, proceeding or cause of action against any of the S&N Indemnitees alleging physical injury (including death) or property damage as a result of the acts or omissions of Nucryst or its officers, directors, shareholders, employees or agents, except to the extent attributable to the acts or omissions of any one or more of the S&N Indemnitees; (ii) any failure of Nucryst to perform, in whole or in part, any covenants or obligations under this Agreement (including the Original Agreement), except to the extent attributable to the acts or omissions of any one or more of the S&N Indemnitees; (iii) Nucryst’s non-compliance with any applicable national, federal, provincial or state laws or regulations, except to the extent attributable to the acts or omissions of any one or more of the S&N Indemnitees; (iv) for the period specified in Section 13.10, any breach by Nucryst of any of its representations or warranties under this Agreement (including the Original Agreement). The liability of the parties included in the definition “Nucryst” shall be joint and several.
Section 10.2 Indemnification by S&N
S&N shall indemnify and hold Nucryst (its affiliates and their respective officers, directors, shareholders, employees, agents and their successors and permitted assigns) (collectively the “Nucryst Indemnitees”) free and harmless from any claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including without limiting the generality of the foregoing, reasonable defence costs and legal fees), arising out of or in connection with, or that are the result of, or are otherwise related to: (i) any claim, suit, proceeding or cause of action against any of the Nucryst Indemnitees alleging physical injury (including death) or property damage as a result of the acts or omissions of S&N or its officers, directors, shareholders, employees or agents, except to the extent attributable to the acts or omissions of any one or more of the Nucryst Indemnitees; (ii) any failure of S&N to perform, in whole or in part, any covenants or obligations under this Agreement (including the Original Agreement), except to the extent attributable to the acts or omissions of any one or more of the Nucryst Indemnitees; (iii) S&N’s non-compliance with any applicable national, federal, provincial or state laws or regulations, except to the extent attributable to the acts or omissions of any one or more of the Nucryst Indemnitees; (iv) for the period specified in Section 13.10, any breach by S&N of any of its representations or warranties under this Agreement (including the Original Agreement); or (v) S&N’s marketing and Sale of Product, except to the extent attributable to the acts or omissions of any one or more of the Nucryst Indemnities. The liability of the parties included in the definition “S&N” shall be joint and several.

Section 10.3 Infringement Indemnification
In the event of any action or threatened action against S&N in which it is asserted that the Sale of any Product in the Field infringes a copyright, patent, or other industrial property right, S&N shall promptly notify Nucryst of such action or threatened action. If a court of competent jurisdiction upholds the infringement action in a judgment that has become incapable of appeal, or if an injunction has been granted, Nucryst shall use reasonable commercial efforts to:
10.3.1	procure the right for S&N to continue Selling the allegedly infringing Product in the Field; or

10.3.2	replace or modify the Product, as the case may be, so that it becomes non-infringing but has substantially equivalent capabilities as the infringing technology.
Without limiting or waiving, in any respect, any rights or remedies of S&N or any Affiliate of S&N in any other Section of this Agreement, if as a result of an infringement claim in relation to the Products other than New Products or solely to the Nucryst Technology incorporated into any New Product, then (a) S&N is required to pay any damages it shall be entitled to recover such damages from Nucryst, or (b) S&N is required to pay any royalty to the claimant for ongoing rights to permit continued sale of the Product, S&N shall be entitled to deduct such damages or royalties from the amount payable to Nucryst under this Agreement (including the Original Agreement), this, in addition to any application of Section 6.3, being the sole remedy for recovery of such damages or royalties unless Nucryst has breached any representation given to S&N in Section 12.7.1 in respect of the said infringement.
Section 10.4 Procedure
The indemnified party shall give prompt written notice to the indemnifying party(ies) of any suits, claims or demands by third parties (“Claim”) which may give rise to any loss for which indemnification may be required under this Article 10, provided, however that failure to give such notice shall not impair the obligation of the indemnifying party to provide indemnification hereunder except if and to the extent that such failure materially impairs the ability of the indemnifying party to defend the Claim. The indemnifying party shall be entitled to assume the control, defence and settlement of any Claim or demand of any third party at its own cost and expense; provided, however, that the other party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying party shall decline to assume control of any such Claim, the party entitled to indemnification shall be entitled to assume such defence of, and settle such Claim, all at the sole cost and expense of the indemnifying party. Neither the indemnifying party nor the indemnified party shall settle or dispose of any such matter in any manner which would adversely impact the rights and interests of the other party without the prior written consent of the indemnified party, which shall not be unreasonably withheld. Each party shall cooperate with the other party and its counsel in the course of the defence of any such Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

ARTICLE 11
TERM AND TERMINATION
Section 11.1 Term
This Agreement shall come into force and replace and supercede the Original Agreement on the Effective Date. However, the term of this Agreement (“Term”) shall be deemed to have commenced on the Original Effective Date and shall continue until the date which is the twenty-fifth (25th) anniversary of the Original Effective Date, unless sooner terminated pursuant to Section 11.2 or by mutual written agreement of Nucryst and S&N (effective as of the time specified in such written agreement).
Section 11.2 Early Termination
Upon the happening of any of the following events with respect to a party:
11.2.1	such party defaults in the due and punctual payment of any amount payable under this Agreement, when and as due and such default continues for a period of thirty (30) days or such longer period as the non-default party may agree to in writing after written notice thereof has been received by such party from the non-defaulting party;

11.2.2	fails to perform or observe in any material respect any material covenant, condition or provision of, or fails to rectify a material breach of, this Agreement, and such default continues for a period of forty-five (45) days (or such longer period as the non-defaulting party may agree to in writing) after written notice thereof has been received by such party from the non-defaulting party (such notice to specify the breach and require the breach to be remedied);

11.2.3	such party ceases to carry on business, or takes any action to liquidate its assets, stops making payments in the usual course of business, or voluntarily suspends for more than twenty (20) business days all or substantially all of its business operations, other than suspensions of a temporary nature resulting from Force Majeure;

11.2.4	such party institutes proceedings to be adjudicated a bankrupt or insolvent or to be wound-up, or consents to the institution of bankruptcy, insolvency or winding-up proceedings against it, or files a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, or if any such proceedings are commenced in respect of the party and are not being contested in good faith (and with the intended result of such contestation being to suspend any adverse effect of such proceeding on the rights of the party hereunder) within thirty (30) days after the other party becomes aware thereof or if the other party consents to the filing of any such petition or to the appointment of a receiver over its business and assets generally or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due;

11.2.5	such party institutes proceedings under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act or similar legislation or seeks or takes any proceeding relating to a compromise or arrangement with creditors or claimants generally;

11.2.6	a custodian, receiver, manager or any other Person with like powers is appointed to take charge of all or any part of such party’s undertaking, business, property or assets; or

11.2.7	an order is made or a resolution passed for the winding up or liquidation of such party, the non-defaulting party may immediately terminate this Agreement and the rights and licences granted hereunder by giving a written notice to that effect to the defaulting party.
Section 11.3 Survival of Obligations and Disposition of Inventory
Such provisions of this Agreement that, by their nature, would be expected to survive termination of this Agreement, including without limitation Sections 2.4, 4.8, 5.6, 5.7, 6.7, 11.4, 11.5 and 13.9 and Articles 7, 8, 9 and 10, shall survive any such termination. Subject to being in compliance with all applicable laws and regulatory requirements, S&N may sell any Products which are in S&N’s inventory at the time of termination, provided that S&N shall pay to Nucryst the royalties thereon (and any other payments) as required under this Agreement (including without limitation Article 6) and shall submit the reports required by this Agreement (including without limitation Section 6.6), and provided further that the event giving rise to termination was not a failure to pay.
Section 11.4 Continuing Liability
Termination of this Agreement for any reason shall not release any party from any liability, obligation or agreement which has already accrued nor affect the survival of any provision hereof which is expressly stated to survive such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder or which may arise out of or in connection with such termination.
Section 11.5 Return of Confidential Information
Upon termination of this Agreement, each party shall return to the other all Confidential Information of such other party that remains in its possession, except that each party shall be entitled to retain one copy of any such information for archival purposes.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES
Section 12.1 Definition of Party
In this Article 12, a party means one of S&N and Nucryst, and the representation or warranty shall apply collectively and individually as appropriate, to the entities comprising each of S&N and Nucryst respectively.
Section 12.2 Corporate Existence and Power
Each party represents and warrants to the other party that (a) it is a corporation duly organized and validly existing and in good standing, under the laws of the jurisdiction of its incorporation; (b) it has the corporate power and authority and the legal right to own its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) it is in compliance with all requirements of applicable law, except to the extent that any non-compliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party’s ability to perform its obligations under this Agreement.
Section 12.3 Authorization and Enforcement of Obligations
Each party represents and warrants to the other party that it has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder; and that this Agreement has been duly executed and delivered on behalf of each party and, except as it may be limited by applicable law, constitutes a legal, valid, binding obligation, according to its terms.
Section 12.4 Consents
Each party represents and warrants to the other party that all necessary consents, approvals and authorizations of all governmental authorities and others required to be obtained by such party in connection with this Agreement have been obtained.
Section 12.5 No Conflict
Each party represents and warrants to the other party that the execution and delivery of this Agreement and the performance of such party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations, and do not conflict with, or constitute a default under any contractual obligation of such party.
Section 12.6 Authorization of Obligations
The execution, delivery and performance by each party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or any other third party that has not been received by the Effective Date, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect that have applicability to it or any provision of its charter documents or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.
Section 12.7 Nucryst Representations
Nucryst represents and warrants to S&N that as of the date of the Original Agreement:
12.7.1	That it is the owner of the Nucryst Patent Rights and that such ownership is unencumbered by any lien or security interest granted by Nucryst and, to the Knowledge of Nucryst, it is the owner of the Nucryst Know-How and that all formal requirements in connection with the maintenance and continuation of the patents included in the Nucryst Patent Rights (including the payment of fees and taxes necessary for the continued use of and/or registration thereof) have been complied with as at the Original Effective Date. Nucryst has no Knowledge of any reason why any patent included in the Nucryst Patent Rights would be held to be invalid or otherwise unenforceable, of any reason why any patent application included in the Nucryst Patent Rights would be refused or withdrawn, of any reason why any Person would claim that the production, use or sale of Products, would infringe its intellectual property rights or that any trade secret of another Person has been appropriated by Nucryst in the production or design of the Products. Nucryst has taken reasonable measures to avoid misappropriation of trade secrets or infringement of copyright. For purposes of this Section 12.7.1, it is acknowledged that “ownership” goes to title and not to right to use or exploit, and that title does not necessarily give the right to use or otherwise exploit.

12.7.2	Except for the Japanese Distribution Agreement and the Korean Distribution Agreement, Nucryst has not assigned or conveyed, as at the Original Effective Date, any interest in Nucryst Technology in existence as at the Original Effective Date licensed to S&N under this Agreement or the Supply Agreement to any third party other than S&N, or entered into any agreement or made any commitment which is inconsistent with or in derogation of the rights granted to S&N hereunder or thereunder.
Section 12.8 Certain Covenants of Nucryst and S&N
Throughout the term of this Agreement, for the benefit of the other party, Nucryst and S&N each shall:
12.8.1	maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdictions of its formation; and

12.8.2	comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to perform its obligations hereunder, except for those laws, rules, regulations, and orders it may be contesting in good faith.

Section 12.9 S&N Representation
S&N represents and warrants to Nucryst that as of the date of the Original Agreement it has no Knowledge of any issue concerning the invalidity of any claims of the Nucryst Patent Rights nor does it have any Knowledge of any potential infringement by making, using and/or selling the Products of the proprietary rights of any third parties.
Section 12.10 No Further Representations or Warranties
Except as expressly provided in this Article 12 or any other provision of this Agreement, neither party makes any representation or warranty of any kind to the other party, express or implied.
Section 12.11 Knowledge
“Knowledge” of S&N shall be the actual knowledge of Stephen Lang, Simon Dawkins, Janine Lepage and Jim Irvin, after reasonable inquiry. “Knowledge” of Nucryst shall be the actual knowledge of Barry Heck, Scott Gillis and Domenic Vatalero, after reasonable inquiry.
ARTICLE 13
MISCELLANEOUS
Section 13.1 Force Majeure
13.1.1	Means an event, the cause of which is beyond the reasonable control of the party affected thereby and which could not reasonably have been foreseen and provided against, including, without limitation, acts of God, strikes, lock-outs or other labour or industrial disturbances, accidents, fires, explosions, weather conditions materially affecting or preventing work, inability to secure fuel, power, materials, contractors or labour, mechanical breakdown, failure of equipment or machinery, delays in transportation, wars, civil commotion, riot, sabotage, interruptions by government, court orders, or orders or rulings by regulatory bodies; provided that an event caused by or materially contributed to by a party’s financial difficulty shall not be included as a force majeure event.

13.1.2	Notwithstanding any other provision of this Agreement, if by reason of Force Majeure, either party is wholly or partly unable to perform certain of its obligations under this Agreement, it shall be relieved of those obligations to the extent, and for the period, that it is affected by Force Majeure, provided that the affected party gives the other party prompt notice of such inability and nature, cause and expected duration of the Force Majeure. The party affected by Force Majeure shall use all reasonable efforts to remedy the situation and remove, so far as possible and with reasonable dispatch, the cause of its inability to perform, provided that there shall be no obligation on a party so affected to settle labour disputes or to test or to refrain from testing the validity of any order, regulation or law in any court having jurisdiction. The party affected by Force Majeure shall give prompt notice of the cessation and the cause thereof, and shall provide reports at least every seven (7) days as to its progress in dealing with the Force Majeure. Should the Force Majeure event continue for a period longer than thirty (30) business days, the party shall no longer be relieved of its obligations under this Agreement.
Section 13.2 Notice
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in Person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:
if to S&N:
Smith & Nephew, Inc.
11775 Starkey Road
P.O. Box 1970
Largo, Florida, 33799-1970
Attention: President
Facsimile: (727) 398-4206
with a copy to:
Smith & Nephew, Inc.
1450 Brooks Road
Memphis, Tennessee, 38116
Attention: General Counsel
Facsimile: (901) 396-7824
and a copy to:
T.J. Smith & Nephew Limited
P.O. Box 81
101 Hessle Road
Hull, HU3 2BN
England
Attention: Corporate Secretary
Facsimile: (+44) (0) 1482328326
if to Nucryst:
Nucryst Pharmaceuticals Corp.
10102-114 Street
Fort Saskatchewan, Alberta T8L 3W4
Attention: President
Facsimile: (780) 992-5601

with a copy to:
Nucryst Pharmaceuticals Corp.
50 Audubon Road, Suite B
Wakefield, Massachusetts 01880
Attention: President
Facsimile: (781) 246-6012
Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the fifth (5th) business day following the date of mailing; provided, however, that if at the time of mailing or within five (5) business days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid. Either party may at any time change its address for service from time to time giving notice to the other party in accordance with this Section 13.2.
Section 13.3 Waivers
No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition of this Agreement unless reduced to writing signed by an authorized representative of each party.
Section 13.4 Dispute Resolution
Should any dispute arise between the parties concerning this Agreement, the parties agree to first attempt to resolve the dispute in good faith. If within sixty (60) days of one party providing written notice of such dispute to the other party such dispute is not resolved as aforesaid, then the dispute shall immediately thereafter be referred for resolution to the President of T.J. Smith & Nephew Limited Wound Management Global Business Unit and the President of Nucryst before resorting to any other forum for a remedy. If resolution of the dispute is not reached between the Presidents within sixty (60) days of such dispute being referred to the Presidents, then the parties shall refer the dispute to binding arbitration by a single arbitrator under the Arbitration Act (Ontario) which shall be held at a neutral site in Toronto, Ontario, Canada.
Section 13.5 Assignment
The Parties agree that this Agreement, (except for assignment by Nucryst pursuant to Sections 13.6 or 13.7 which S&N shall be deemed to have consented to, assignments by S&N as a part of the disposition by S&N of all or substantially all of its wound care business and the assignment by a party to one or more of its Affiliates, which may be done without consent provided the party remains responsible to the other party for the performance of this Agreement by its Affiliate) may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred directly or indirectly by either party, whether voluntary, by operation of law or otherwise, without the written consent of the other party, such consent not to be unreasonably withheld. In connection with Nucryst determining whether to consent to an assignment, the parties agree that Nucryst shall be deemed to be acting reasonably if it withholds its consent in circumstances where the proposed assignee is not a corporation of equal or greater financial resources, marketing strength and expertise (including in the burn and wound care area), and stature in the burns and wounds industry as S&N. Any purported assignment in violation of this Section 13.5 shall be void. Any permitted assignee (which includes assignments by Nucryst pursuant to Sections 13.6 or 13.7 and assignments by S&N as a part of the disposition by S&N of all or substantially all of its wound care business, but excludes assignments to Affiliates without consent) shall assume all obligations of the assignor under this Agreement and the assignor shall be released from all obligations under this Agreement other than the obligations set out in Sections 13.6 and 13.7 and the assignor shall be released from all obligations under this Agreement, from the date of such assignment. For clarification, nothing in this Agreement shall restrict in any manner whatsoever the ability to transfer shares in the capital of Nucryst and its Affiliates, issue shares in the capital of Nucryst or its Affiliates or to otherwise effect a change of control of Nucryst or one or more of its Affiliates.
Section 13.6 Right of First Offer
If Nucryst desires to sell assets that include all or substantially all of the Nucryst Technology in each case, including without limitation assignment of this Agreement (the “Technology Assets”), Nucryst shall give written notice (the “Transfer Notice”) to S&N of that desire. The Transfer Notice shall describe the Technology Assets in sufficient detail to permit S&N to make an informed decision regarding whether to offer to purchase the Technology Assets and on what terms. During the [***] (the “Negotiation Period”) immediately following the date the Transfer Notice is given, Nucryst and S&N shall in good faith negotiate the sale and purchase of the Technology Assets by Nucryst to S&N. If during the Negotiation Period S&N determines that it is not interested in purchasing the Nucryst Technology, it shall forthwith advise Nucryst of such determination in writing, and Nucryst shall be free to sell the Technology Assets to any other Person on any terms at any time, and the provision of this Section 13.6 shall have no further application. If during the Negotiation Period Nucryst and S&N reach an agreement concerning the sale and purchase of the Technology Assets and such sale and purchase transaction is completed, the provisions of this Section 13.6 shall have no further application. If Nucryst and S&N fail to reach an agreement during the Negotiation Period concerning the sale and purchase of the Technology Assets, S&N shall be entitled at any time prior to the expiry of the Negotiation Period to make an offer (the “S&N Offer”) to purchase the Technology Assets, which offer shall be maintained in confidence by Nucryst. If S&N does not make the S&N Offer by the expiry of the Negotiation Period, Nucryst shall be free to sell the Technology Assets to any other person on any terms at any time, and the provisions of this Section 13.6 shall have no further application. The S&N Offer shall be in writing and shall indicate the offered price (“S&N Purchase Price”) for the purchase of the Technology Assets and the proposed terms (“S&N Purchase Terms”) for such purchase. The S&N Offer shall be capable of acceptance by Nucryst for a period (the “Transfer Period”) ending no earlier than 11:59 p.m. Calgary time on the [***] following the expiry of the Negotiation Period. The S&N Offer shall specify a closing date (the “Transfer Closing Date”) for the sale and purchase, which shall not be earlier than [***] or more than [***] after the date the S&N Offer is accepted. The S&N Purchase Price shall be paid in cash by S&N on the Transfer Closing Date. During the Transfer Period, Nucryst shall have the option of either selling the Technology Assets to S&N pursuant to the S&N Offer or selling the Technology Assets to a third party on terms no less favourable than the terms of the S&N Offer, having regard for both the S&N Purchase Price and the S&N Purchase Terms. During the [***] period (the “Free Transfer Period”) following the later of the expiry of the Transfer Period, or the date it determined that the sale pursuant to an accepted S&N Offer will not close for any reason other than the default of Nucryst, Nucryst shall be entitled to sell the Technology Assets to a third party on terms no less favourable than the terms of the S&N Offer, having regard for both the S&N Purchase Price and the S&N Purchase Terms. Any transfer of the Technology Assets made after the last day of a Free Transfer Period, other than where S&N did not deliver the S&N Offer, without strict compliance with the terms, provisions and conditions of this Section 13.6 and the other terms, provisions and conditions of this Agreement, shall be null, void and of no force or effect. The provisions of this Section 13.6 shall not apply to the transfer of the Technology Assets to a transferee that is an Affiliate of Nucryst; provided that the Affiliate agrees to be bound by the terms of this Section 13.6. Any assignment of this Agreement to a third party as a part of the transfer of the Technology Assets pursuant to this Section 13.6, whether as a result of S&N not making the S&N Offer by the expiry of the Negotiation Period or as a result of Nucryst selling the Technology Assets to a third party during the Free Transfer Period on terms no less favourable than the S&N Offer, shall be considered an assignment to a permitted assignee for purposes of Section 13.5.
Section 13.7 Right of First Refusal
If Nucryst receives from a competitor of S&N in the wound care market a bona fide offer (“Qualifying Offer”) to purchase the Technology Assets and Nucryst desires to accept the Qualifying Offer, Nucryst shall give written notice (the “First Refusal Transfer Notice”) to S&N of that desire. The First Refusal Transfer Notice shall describe the Technology Assets and the proposed price (“Offered Purchase Price”) for the sale of the Technology Assets and the proposed terms (“Offered Purchase Terms”) for such sale as set forth in the Qualifying Offer. Nucryst shall not be obligated to provide to S&N a copy of the Qualifying Offer or disclose the name of the competitor of S&N that made the Qualifying Offer. S&N shall have the option (the “Purchase Option”) to purchase all of the Technology Assets for the Offered Purchase Price and on the Offered Purchase Terms. The Purchase Option shall be and remain irrevocable for a period (the “First Refusal Transfer Period”) ending on the earlier of (i) 11:59 p.m. Calgary time on the [***] following the date the First Refusal Transfer Notice is given by Nucryst to S&N; and (ii) 11:59 p.m. Calgary time on the business day prior to the day the Qualifying Offer expires pursuant to its terms. S&N may elect to exercise the Purchase Option by giving written notice of its election to Nucryst, which exercise shall be maintained in confidence by Nucryst. If S&N elects to exercise the Purchase Option, S&N’s notice of election shall fix a closing date (the “First Refusal Transfer Closing Date”) for the purchase of the Technology Assets, which shall not be later than the business day prior to the expiry of the Qualifying Offer. The Offered Purchase Price shall be paid in cash by S&N on the First Refusal Transfer Closing Date. If S&N does not exercise the Purchase Option or if the Purchase Option is exercised but the transition does not close by the expiry of the First Refusal Transfer Period for any reason other than the default of Nucryst, Nucryst shall be permitted to accept the Qualifying Offer or another offer on substantially similar or better terms at any time during the period ending [***] (the “First Refusal Free Transfer Period”) after the expiry of the First Refusal Transfer Period. If Nucryst does not transfer the Technology Assets pursuant to the Qualifying Offer or another offer on substantially similar or better terms within a First Refusal Free Transfer Period, Nucryst’s right to transfer the

Technology Assets pursuant to this Section 13.7 shall cease and terminate. Any transfer of the Technology Assets made after the last day of the First Refusal Free Transfer Period without strict compliance with the terms, provisions and conditions of this Section 13.7 and the other terms, provisions and conditions of this Agreement, shall be null, void and of no force or effect. Any assignment of this Agreement to a third party as part of the transfer of the Technology Assets pursuant to this Section 13.7, whether as a result of S&N not exercising the Purchase Option or as a result of S&N exercising the Purchase Option but the transaction not closing by the expiry of the First Refusal Transfer Period for any reason other than the default of Nucryst, shall be considered an assignment to a permitted assignee for purposes of Section 13.5.
Section 13.8 Consents
In this Agreement where the consent of a party is required, S&N shall be deemed to be one party and Nucryst shall be deemed to be one party. The execution of a consent by any entity comprising part of S&N shall be deemed to be the consent of S&N and consent by any entity comprising part of Nucryst shall be deemed to be the consent of Nucryst.
Section 13.9 Limitation
The maximum aggregate liability of Nucryst under the Supply Agreement (including the original supply agreement), the Asset Purchase Agreement, this Agreement (including the Original Agreement) and all other agreements and documents referred therein shall at no time exceed [***]. Neither party shall have any liability to the other party or any other Person pursuant to this Agreement for any special, indirect or consequential damages, including but not limited to loss of profits, loss of business opportunities or loss of business investment.
Section 13.10 Survival
The representations and warranties of the Parties contained in this Agreement (as it amends and restates the Original Agreement), in the Schedules annexed to this Agreement or in any certificate or other document delivered or given pursuant to this Agreement, shall remain in full force and effect (the “Survival Period”) for the applicable limitation period specified under Alberta law as at the Original Effective Date, except for any representation and warranty in respect of which a claim based on fraud or intentional misrepresentation is made, which in each case shall be unlimited as to duration.
A claim for indemnification under this Agreement may be made by giving a written notice asserting the claim within the Survival Period. Any claim for indemnification made during the Survival Period will result in the representations and warranties relating thereto remaining in effect for purposes of indemnification notwithstanding such claim may not be resolved within the Survival Period. The covenants set forth herein will survive without limitation. All representations, warranties and covenants and agreements made by the Parties will not be affected by any investigation made by and on behalf of a party and will not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

Section 13.11 Integration Clause
This Agreement (as it amends and restates the Original Agreement) is the sole agreement with respect to the subject matter hereof, and supersedes all proposals, negotiations, conversations, discussions, agreements and/or representations, whether oral or written, including any industry custom or past dealing between the parties relating to the subject matter of this Agreement. The parties agree that any and all obligations between the parties that are outside the terms of this Agreement (as it amends and restates the Original Agreement) and that relate to the subject matter of this Agreement that preceded the Original Effective Date have been satisfactorily executed or are null and void.
Section 13.12 Independent Contractors
13.12.1	This Agreement shall not constitute or give rise to an agency, partnership or joint venture between the parties and each party’s performance hereunder is that of a separate, independent entity.

13.12.2	Nothing in this Agreement shall be deemed to be the grant by either party to the other of any right, title or interest in any product, material or proprietary rights of the other except as may be expressly provided for in this Agreement.
Section 13.13 Severability and Survival
To the extent that any provision of this Agreement shall be prohibited by or held to be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 13.14 U.S. Dollars
Unless otherwise provided, any reference in this Agreement to dollars shall be to U.S. dollars.
Section 13.15 Amendment of Agreement
No change, modification, extension, termination, waiver or other amendment of this Agreement or any of the provisions contained herein, shall be valid unless made in writing and signed by a duly authorized representative of each party.
Section 13.16 Governing Law and Attornment
This Agreement is subject to and shall be governed by the laws of the Province of Alberta (without giving effect to the conflict of law provisions thereof) and the parties agree to irrevocably attorn to the jurisdiction of the courts of Alberta.
Section 13.17 Non-Solicitation
Except as otherwise agreed to in writing by Nucryst and S&N, during the Term, S&N shall not solicit to employ any employees of Nucryst or any of its Affiliates, nor shall Nucryst solicit to employ any of the former Nucryst employees hired by S&N, so long as they are employed by S&N or its Affiliates, unless an employee responds directly to a general advertisement for employment that is posted in a newspaper or on a website of any other form of publication directed at the public in general.
Section 13.18 No Right to Use Names
Except as otherwise provided in this Agreement, no right, express or implied, is granted by this Agreement to use in any manner the name “Nucryst”, “Westaim”, “Smith & Nephew” or any other tradename or trade-mark of any party to this Agreement or their respective Affiliates in connection with the performance of this Agreement.
Section 13.19 Counterparts
This Agreement may be executed in several counterparts (including fax or electronic execution), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Nucryst Pharmaceuticals Corp.		Smith & Nephew, Inc.

Per:	/s/ Thomas E. Gardner	Per:	/s/ Joseph Woody

Per:	/s/ Carol L. Amelio	Per:	/s/ David A. Trollope

Nucryst Pharmaceuticals Inc.		T.J. Smith & Nephew Limited

Per:	/s/ Thomas E. Gardner	Per:	/s/ Joseph Woody

Per:	/s/ Carol L. Amelio	Per:	/s/ David A. Trollope

SCHEDULE A
to the Second Amended and Restated License and Development Agreement made as of the 30th day of September, 2007, effective the 1st day of January, 2007 among NUCRYST Pharmaceuticals Corp., NUCRYST Pharmaceuticals Inc., Smith & Nephew, Inc. and T.J. Smith & Nephew Limited
ACTICOAT TRADE-MARKS

TRADEMARKS AND DOMAIN NAMES
PART I
TRADEMARKS
ACTICOAT
OWNER: Westaim Biomedical Corp.
DESCRIPTION OF MARK: Word
DESCRIPTION OF WARES:
IN USE WARES:
CANADA: metal products, namely antimicrobial metal coatings for medical and dental applications
US: antimicrobial metal coatings for medical, dental, and industrial applications, in Class 2
PROPOSED USE WARES:
CANADA: metal products, namely antimicrobial metal coatings for industrial application, and antimicrobial metal foils, powders and paints for medical and dental and industrial applications
US: antimicrobial paints for medical, dental and industrial uses, in Class 2; antimicrobial metal foils and powders for medical, dental and industrial applications, in Class 5
OTHER COUNTRIES: antimicrobial metal coatings; antimicrobial metal coatings for medical, dental and industrial applications; antimicrobial metal foils, powders and paints, in Class 2; antimicrobial metal coatings for medical and dental applications; antimicrobial metal foils, powders and paints; all for use in or in relation to antimicrobial dressings for medical and dental applications, in Class 5; medical devices utilizing antimicrobial coatings; devices for using antimicrobial metal coatings for medical and dental applications; devices using antimicrobial metal foils, powders and paints for medical and dental applications, in Class 10

	APPLICATION	APPLICATION	REGISTRATION	CURRENT
COUNTRY	DATE	NUMBER	NUMBER	EXPIRY DATE	STATUS

AUSTRALIA	12-Jul-00	842184			Pending
CANADA (In Use Wares)	09-Dec-93	743,300	TMA 488,414	1/28/13	Registered
CANADA (Proposed Use Wares)	24-Jun-98	882,402			Allowed
EUROPEAN COMMUNITY	10-Mar-00	001549831			Published
JAPAN (class 10)	14-Jul-00	2000-78 935			Pending
JAPAN (class 2)	14-Jul-00	2000-78 933			Pending
JAPAN (class 5)	14-Jul-00	2000-78 934			Pending
NORWAY	12-Jul-00	200007986			Pending
SOUTH KOREA	12-Jul-00	33752/2000			Pending
SWITZERLAND	13-Jul-00	08324/2000			Pending
U.SA. (In Use Wares)	30-Dec-93	75/977,405	2,217,466	1/12/09	Registered
U.SA. (Intent to Use Wares)	30-Dec-93	74/474,677			Published
As at April 11, 2001

ACTICOAT & DESIGN OWNER: Westaim Biomedical Corp. DESCRIPTION OF MARK: word and design (new) DESCRIPTION OF WARES:
Class 2: antimicrobial metal coatings, namely, antimicrobial metal coatings for medical, dental and industrial applications; antimicrobial metal foils, powders and paints for medical, dental and industrial applications
Class 5: medical and surgical wound and burn dressings utilizing antimicrobial coatings
Class 10: medical devices utilizing antimicrobial coatings, namely orthopaedic implants and appliances for shoulders, hips, knees, and elbows, external fixators and transcutaneous devices; catheters utilizing antimicrobial coatings; catheter accessories utilizing antimicrobial coatings, namely collection bags and tubings; wound closures utilizing antimicrobial coatings, namely surgical staples, sutures, tapes, bandages; abdominal support meshes and surgical draperies utilizing antimicrobial coatings; surgical cutting instruments utilizing antimicrobial coatings, namely scalpels, scissors, curettes, trepans, trephines; surgical clamping and grasping instruments utilizing antimicrobial coatings, namely forceps, hemostats, clamps, and retractors; dental instruments utilizing antimicrobial coatings, namely mirrors and probes; cannulated instruments for laproscopic and arthroscopic procedures all utilizing antimicrobial coatings; biopsy instruments utilizing antimicrobial coatings, namely needles and punches

	APPLICATION	APPLICATION	REGISTRATION	CURRENT
COUNTRY	DATE	NUMBER	NUMBER	EXPIRY DATE	STATUS

CANADA	14-Aug-00	1,070,986			Pending
EUROPEAN COMMUNITY	13-Feb-01	002092872			Pending
U.S.A.	08-Jan-0l	76/191,603			Pending

ACTICOAT & SUNBURST DESIGN OWNER: Westaim Biomedical Corp. DESCRIPTION OF MARK: Word and Design (sunburst) DESCRIPTION OF WARES: IN USE WARES:
CANADA: antimicrobial metal coatings for medical applications and medical and surgical wound and bum dressings utilizing antimicrobial coatings US: antimicrobial metal coatings for medical applications, in Class 2; medical and surgical wound and bum dressings utilizing antimicrobial coatings, in Class 5

	APPLICATION	APPLICATION	REGISTRATION	CURRENT
COUNTRY	DATE	NUMBER	NUMBER	EXPIRY DATE	STATUS

CANADA	16-Mar-99	1,008,702			To be abandoned
EUROPEAN COMMUNITY	14-Sep-99	001316785			To be abandoned
U.S.A.	14-Jul-99	75/749,238			To be abandoned

ACTICOAT 7 & DESIGN OWNER: Westaim Biomedical Corp. DESCRIPTION OF MARK: word and design DESCRIPTION OF WARES:
Class 2: antimicrobial metal coatings, namely, antimicrobial metal coatings for medical, dental and industrial applications; antimicrobial metal foils, powders and paints for medical, dental and industrial applications
Class 5: medical and surgical wound and bum dressings utilizing antimicrobial coatings

	APPLICATION	APPLICATION	REGISTRATION	CURRENT
COUNTRY	DATE	NUMBER	NUMBER	EXPIRY DATE	STATUS

CANADA	14-Aug-00	1,070,985			Pending
EUROPEAN COMMUNITY	14-Feb-0l	002104164			Pending
U.S.A.	08-Jan-Ol	76/191,604			Pending
As at April 11, 2001

ACTICOAT AB
OWNER: Westaim Biomedical Corp.
DESCRIPTION OF MARK: Word
DESCRIPTION OF WARES:
CANADA & EUROPE: antimicrobial dressings for medical and dental applications, in Class 5
US: antimicrobial dressings, namely, surgical, wound, and burn dressings, for medical and dental applications, in Class 5

	APPLICATION	APPLICATION	REGISTRATION	CURRENT
COUNTRY	DATE	NUMBER	NUMBER	EXPIRY DATE	STATUS
CANADA	16-Mar-99	1,008,700			Allowed
EUROPEAN COMMUNITY	19-Mar-99	001112002	001112002	3/19/09	Registered
U.S.A.	14-Jul-99	75/749,237			Pending
U.S.A. - abandoned	25-Jul-96	75/141,184	Abandoned		Abandoned
ACTICOAT IT. DESIGN
OWNER: Westaim Biomedical Corp.
DESCRIPTION OF MARK: word
DESCRIPTION OF WARES:
Class 2: antimicrobial metal coatings, namely, antimicrobial metal coatings for medical, dental and industrial applications; antimicrobial metal foils, powders and paints for medical, dental and industrial applications
Class 5: medical and surgical wound and burn dressings utilizing antimicrobial coatings
Class 10: medical devices utilizing antimicrobial coatings, namely orthopaedic implants and appliances for shoulders, hips, knees, and elbows, external fixators and transcutaneous devices; catheters utilizing antimicrobial coatings; catheter accessories utilizing antimicrobial coatings, namely collection bags and tubings; wound closures utilizing antimicrobial coatings, namely surgical staples, sutures, tapes, bandages; abdominal support meshes and surgical draperies utilizing antimicrobial coatings; surgical cutting instruments utilizing antimicrobial coatings, namely scalpels, scissors, curettes, trepans, trephines; surgical clamping and grasping instruments utilizing antimicrobial coatings, namely forceps, hemostats, clamps, and retractors; dental instruments utilizing antimicrobial coatings, namely mirrors and probes; cannulated instruments for laproscopic and arthroscopic procedures all utilizing antimicrobial coatings; biopsy instruments utilizing antimicrobial coatings, namely needles and punches

	APPLICATION	APPLICATION	REGISTRATION	CURRENT
COUNTRY	DATE	NUMBER	NUMBER	EXPIRY DATE	STATUS

CANADA	24-Aug-00	1,072,380			Pending
U.S.A.	08-Jan-01	76/191,606			Pending

ACTICOAT IT. & DESIGN

OWNER: Westaim Biomedical Corp.

DESCRIPTION OF MARK: word and design
DESCRIPTION OF WARES:
Class 2: antimicrobial metal coatings, namely, antimicrobial metal coatings for medical, dental and industrial applications; antimicrobial metal foils, powders and paints for medical, dental and industrial applications
Class 5: medical and surgical wound and burn dressings utilizing antimicrobial coatings
Class 10: medical devices utilizing antimicrobial coatings, namely orthopaedic implants and appliances for shoulders, hips, knees, and elbows, external fixators and transcutaneous devices; catheters utilizing antimicrobial coatings; catheter accessories utilizing antimicrobial coatings, namely collection bags and tubings; wound closures utilizing antimicrobial coatings, namely surgical staples, sutures, tapes, bandages; abdominal support meshes and surgical draperies utilizing antimicrobial coatings; surgical cutting instruments utilizing antimicrobial coatings, namely scalpels, scissors, curettes, trepans, trephines; surgical clamping and grasping instruments utilizing antimicrobial coatings, namely forceps, hemostats, clamps, and retractors; dental instruments utilizing antimicrobial coatings, namely mirrors and probes; cannulated instruments for laproscopic and arthroscopic procedures all utilizing antimicrobial coatings; biopsy instruments utilizing antimicrobial coatings, namely needles and punches

	APPLICATION	APPLICATION	REGISTRATION	CURRENT
COUNTRY	EXPIRY DATE	NUMBER	NUMBER	EXPIRY DATE	STATUS

CANADA	24-Aug-00	1,072,381			Pending
U.S.A.	08-Jan-01	76/191,605			Pending
As at April 11, 2001

SCHEDULE B
to the Second Amended and Restated License and Development Agreement made as of the 30th day of September, 2007, effective the 1st day of January, 2007 among NUCRYST Pharmaceuticals Corp., NUCRYST Pharmaceuticals Inc., Smith & Nephew, Inc. and T.J. Smith & Nephew Limited
LIST OF PATENTS AND PATENT APPLICATIONS IN NUCRYST PATENT RIGHTS
[***]

SCHEDULE C
to the Second Amended and Restated License and Development Agreement made as of the 30th day of September, 2007, effective the 1st day of January, 2007 among NUCRYST Pharmaceuticals Corp., NUCRYST Pharmaceuticals Inc., Smith & Nephew, Inc. and T.J. Smith & Nephew Limited
SPECIFIC PRODUCT SALES CRITERIA
Minimum Net Sales

Minimum Aggregate
Net Sales for all
Products
Calendar Year		in the Territor[y]

2006	~	[***]

2007	~	[***]

2008	~	[***]

2009	~	[***]

2010		[***]

2011	~	[***]
Provided that after Net Sales greater than [***] have been attained in any calendar year after the year 2005, then the minimum Net Sales for the following calendar year and each calendar year thereafter for the remainder of the Term shall be the greater of:
(a)	The lesser of:
(i)	[***] and

(ii)	[***]. and

(b)	[***]